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                                                                        DRAFT #8
                                                                  DATED 05/20/98
                                                                           DRAFT











                              ASSET PURCHASE AGREEMENT

                                    BY AND AMONG

                            NORTHLAND CRANBERRIES, INC.,

                              MINOT FOOD PACKERS, INC.

                                        AND

                                 MICHAEL A. MORELLO


                                    MAY 20, 1998



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                              ASSET PURCHASE AGREEMENT

                                 TABLE OF CONTENTS


1.   PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . .   2
     1.1.  Assets to be Transferred. . . . . . . . . . . . . . . . . . . .   2
     1.2.  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . .   4

2.   ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . .   5
     2.1.  Liabilities to be Assumed . . . . . . . . . . . . . . . . . . .   6
     2.2.  Liabilities Not to be Assumed . . . . . . . . . . . . . . . . .   7

3.   PURCHASE PRICE - PAYMENT. . . . . . . . . . . . . . . . . . . . . . .   9
     3.1.  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.2.  Payment of Purchase Price . . . . . . . . . . . . . . . . . . .   9
     3.3.  Allocation of Purchase Price. . . . . . . . . . . . . . . . . .  10

4.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDER . . . . . .  11
     4.1.  Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.2.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.3.  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.4.  Financial Statements. . . . . . . . . . . . . . . . . . . . . .  12
     4.5.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.6.  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . .  14
     4.7.  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.8.  Absence of Certain Changes. . . . . . . . . . . . . . . . . . .  15
     4.9.  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . .  16
     4.10. No Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.11. Compliance With Laws and Orders . . . . . . . . . . . . . . . .  17
     4.12. Title to and Condition of Properties. . . . . . . . . . . . . .  19
     4.13. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.14. Contracts and Commitments . . . . . . . . . . . . . . . . . . .  22
     4.15. Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.16. Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .  24
     4.17. Employment Compensation . . . . . . . . . . . . . . . . . . . .  28
     4.18. Trade Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.19. Major Customers and Suppliers . . . . . . . . . . . . . . . . .  29
     4.20. Product Warranty and Product Liability. . . . . . . . . . . . .  30
     4.21. Affiliates' Relationships to Company. . . . . . . . . . . . . .  31
     4.22. Assets Necessary to Business. . . . . . . . . . . . . . . . . .  31
     4.23. Computer Software and Database. . . . . . . . . . . . . . . . .  31
     4.24. No Brokers or Finders . . . . . . . . . . . . . . . . . . . . .  31
     4.25. Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .  31


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5.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . .  32
     5.1. Corporate. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     5.2. Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     5.3. Northland Stock. . . . . . . . . . . . . . . . . . . . . . . . .  32
     5.4. No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . .  32
     5.5. No Violation . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     5.6. SEC Filing; Financial Statements . . . . . . . . . . . . . . . .  33
     5.7. Environmental Audits . . . . . . . . . . . . . . . . . . . . . .  33
     5.8. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

6.   EMPLOYEES - EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . .  34
     6.1. Buyer's Responsibilities; Affected Employees . . . . . . . . . .  34
     6.2. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .  34
     6.3. Payroll Tax. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.4. Termination Benefits . . . . . . . . . . . . . . . . . . . . . .  34

7.   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     7.1.  Title Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  35
     7.2.  Surveys. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.3.  Securities Law Matters . . . . . . . . . . . . . . . . . . . . .  36
     7.4.  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.5.  Employment Agreement . . . . . . . . . . . . . . . . . . . . . .  36
     7.6.  Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.7.  Confidential Information . . . . . . . . . . . . . . . . . . . .  37
     7.8.  General Release. . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.9.  HSR Act Filings. . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.10. Inventory Purchase Contract. . . . . . . . . . . . . . . . . . .  39
     7.11. Registration Rights Agreement. . . . . . . . . . . . . . . . . .  39
     7.12. Cooperation Regarding Financial Statements . . . . . . . . . . .  39
     7.13. Use of Company's Name. . . . . . . . . . . . . . . . . . . . . .  39
     7.14. Sales Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .  39
     7.15. Unemployment Compensation. . . . . . . . . . . . . . . . . . . .  40
     7.16. Access and Records Retention . . . . . . . . . . . . . . . . . .  40
     7.17. Co-Pack Agreement. . . . . . . . . . . . . . . . . . . . . . . .  40
     7.18. Adjustment for Tax Dividends . . . . . . . . . . . . . . . . . .  40
     7.19. Cooperation in Litigation. . . . . . . . . . . . . . . . . . . .  40
     7.20. Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.21. Other Action . . . . . . . . . . . . . . . . . . . . . . . . . .  41

8.   FURTHER COVENANTS OF COMPANY AND THE SHAREHOLDER. . . . . . . . . . .  41
     8.1. Access to Information and Records. . . . . . . . . . . . . . . .  41
     8.2. Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.3. Conduct of Business Pending the Closing. . . . . . . . . . . . .  42
     8.4. Change of Corporate Name . . . . . . . . . . . . . . . . . . . .  44
     8.5. Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.6. Union Contract Negotiations. . . . . . . . . . . . . . . . . . .  44
     8.7. Estoppel Certificates. . . . . . . . . . . . . . . . . . . . . .  44

                                        -ii-

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     8.8. Employee Covenant Agreements . . . . . . . . . . . . . . . . . .  44
     8.9. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS . . . . . . . . . . . . .  44
     9.1.  Representations and Warranties True on the Closing Date . . . .  45
     9.2.  Compliance With Agreement . . . . . . . . . . . . . . . . . . .  45
     9.3.  Absence of Litigation . . . . . . . . . . . . . . . . . . . . .  45
     9.4.  Acquisition of Bridgeton Freezer. . . . . . . . . . . . . . . .  45
     9.5.  Title Insurance . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.6.  Hart-Scott-Rodino Waiting Period. . . . . . . . . . . . . . . .  45
     9.7.  Section 1445 Affidavit. . . . . . . . . . . . . . . . . . . . .  46
     9.8.  ISRA Compliance . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.9.  Investor Representation Letter. . . . . . . . . . . . . . . . .  46
     9.10. Tax Division Notification . . . . . . . . . . . . . . . . . . .  46
     9.11. Financing . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

10.  CONDITIONS PRECEDENT TO COMPANY'S AND THE SHAREHOLDER'S OBLIGATIONS .  46
     10.1. Representations and Warranties True on the Closing Date . . . .  46
     10.2. Compliance With Agreement . . . . . . . . . . . . . . . . . . .  47
     10.3. Absence of Litigation . . . . . . . . . . . . . . . . . . . . .  47
     10.4. Hart-Scott-Rodino Waiting Period. . . . . . . . . . . . . . . .  47
     10.5. Acquisition of Bridgeton Freezer. . . . . . . . . . . . . . . .  47
     11.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  47
     11.2. By Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     11.3. Indemnification of Third-Party Claims . . . . . . . . . . . . .  48
     11.4. Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     11.5. Indemnification for Environmental Matters . . . . . . . . . . .  50
     11.6. Limitations on Indemnification. . . . . . . . . . . . . . . . .  51
     11.7. No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

12.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.1. Documents to be Delivered by Company and the Shareholder. . . .  52
     12.2. Documents to be Delivered by Buyer and Fargo. . . . . . . . . .  54

13.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     13.1. Right of Termination Without Breach . . . . . . . . . . . . . .  56
     13.2. Termination for Breach. . . . . . . . . . . . . . . . . . . . .  56

14.  RESOLUTION OF DISPUTES. . . . . . . . . . . . . . . . . . . . . . . .  57
     14.1. Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     14.2. Arbitrators . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     14.3. Procedures; No Appeal . . . . . . . . . . . . . . . . . . . . .  58
     14.4. Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     14.5. Entry of Judgment . . . . . . . . . . . . . . . . . . . . . . .  58
     14.6. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  58
     14.7. Continued Performance . . . . . . . . . . . . . . . . . . . . .  58

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     14.8.     Tolling . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     14.9.     Escrow Agent Unnecessary. . . . . . . . . . . . . . . . . .  59

15.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     15.1.     Disclosure Schedule . . . . . . . . . . . . . . . . . . . .  59
     15.2.     Further Assurance . . . . . . . . . . . . . . . . . . . . .  59
     15.3.     Disclosures and Announcements . . . . . . . . . . . . . . .  59
     15.4.     Assignment; Parties in Interest . . . . . . . . . . . . . .  59
     15.5.     Equitable Relief. . . . . . . . . . . . . . . . . . . . . .  60
     15.6.     Law Governing Agreement . . . . . . . . . . . . . . . . . .  60
     15.7.     Amendment and Modification. . . . . . . . . . . . . . . . .  60
     15.8.     Notice. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     15.9.     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  62
     15.10.    No Recording. . . . . . . . . . . . . . . . . . . . . . . .  63
     15.11.    Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  63
     15.12.    Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  63
     15.13.    Headings. . . . . . . . . . . . . . . . . . . . . . . . . .  63
     15.14.    Knowledge . . . . . . . . . . . . . . . . . . . . . . . . .  63
     15.15.    Glossary of Terms . . . . . . . . . . . . . . . . . . . . .  64


                                 DISCLOSURE SCHEDULES

Schedule 1.1.(a)         -    Owned Real Property
Schedule 1.1.(b)         -    Leased Real Property
Schedule 1.1.(e)         -    Personal Property Leases
Schedule 1.2.(d)         -    Cranberry Supply Contracts
Schedule 1.2.(e)         -    Other Excluded Contracts and Agreements
Schedule 1.2.(f)         -    Personal Assets
Schedule 1.2.(g)         -    Life Insurance Policies
Schedule 1.2.(h)         -    Lawsuit Rights of Recovery
Schedule 2.1.(b)(i)      -    Assumed Contracts (Not Otherwise Scheduled)
Schedule 2.1.(e)         -    Assumed Debt Obligations
Schedule 2.2.(f)         -    Identified Releases
Schedule 2.2.(j)         -    Liabilities to Affiliates
Schedule 4.1.(c)         -    Foreign Corporation Qualification
Schedule 4.3             -    Violation, Conflict, Default
Schedule 4.4             -    Financial Statements, Exceptions, Debt Obligations
Schedule 4.5.(b)         -    Tax Returns (Exceptions to Representations)
Schedule 4.5.(c)         -    Tax Audits
Schedule 4.5.(e)         -    Tax, Other
Schedule 4.6             -    Accounts Receivable (Aged Schedule), Exceptions
Schedule 4.7             -    Inventory, Off Premises, Exceptions, Customer
                                Inventory
Schedule 4.8             -    Certain Changes
Schedule 4.9             -    Off-Balance Sheet Liabilities
Schedule 4.10            -    Litigation Matters

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Schedule 4.11.(a)        -    Non-Compliance with Laws
Schedule 4.11.(b)        -    Licenses and Permits
Schedule 4.11.(c)        -    Environmental Matters (Exceptions to
                              Representations)
Schedule 4.12.(a)(i)     -    Pre-Closing Liens
Schedule 4.12.(a)(ii)    -    Post-Closing Liens
Schedule 4.12.(b)        -    Known Defects
Schedule 4.12.(c)        -    Exceptions to Real Property
Schedule 4.13            -    Insurance
Schedule 4.14.(e)        -    Contracts for Services
Schedule 4.14.(g)        -    Collective Bargaining Agreements
Schedule 4.14.(h)        -    Loan Agreements, etc.
Schedule 4.14.(i)        -    Guarantees
Schedule 4.14.(k)        -    Burdensome Contracts
Schedule 4.14.(l)        -    Material Contracts
Schedule 4.14.(m)        -    Defaults
Schedule 4.15.(b)        -    Labor Disputes
Schedule 4.16.(a)        -    Employee Plans/Agreements
Schedule 4.16.(b)        -    Employee Plans/Agreements Exceptions
Schedule 4.16.(d)        -    Underfunding
Schedule 4.16.(e)        -    Controlled Group
Schedule 4.16.(f)        -    Employee Plans/Agreements Payments and Compliance
Schedule 4.16.(g)        -    Post-Retirement Benefits
Schedule 4.17            -    Employment Compensation
Schedule 4.18            -    Trade Rights
Schedule 4.19.(a)        -    Major Customers
Schedule 4.19.(b)(i)     -    Cranberry Supply Contracts
Schedule 4.19.(b)(ii)    -    Other Suppliers
Schedule 4.19.(c)        -    Dealers and Distributors
Schedule 4.20            -    Product Warranty, Warranty Expense and Liability
                                Claims
Schedule 4.21.(a)        -    Contracts with Affiliates
Schedule 4.21.(b)        -    Affiliated Interests
Schedule 4.21.(c)        -    Obligations of and to Affiliates
Schedule 4.23            -    Computer Software and Database
Schedule 4.24            -    Company's and the Shareholder's Brokers and
                                Finders
Schedule 5.4             -    Buyer's Brokers and Finders
Schedule 5.5             -    Violations
Schedule 14.4.(c)        -    Purchase Commitments


                                       EXHIBITS

Exhibit A           -    Escrow Agreement
Exhibit B           -    Employment Agreement
Exhibit C           -    General Release
Exhibit D           -    Inventory Purchase Agreement
Exhibit E           -    Registration Rights Agreement

Exhibit F           -    Investor Representation Letter
Exhibit G           -    Opinion Letter of Seller
Exhibit H           -    Opinion Letter of Buyer
Exhibit I           -    Environmental Indemnity Agreement
Exhibit J           -    Co-Pack Agreement
Exhibit K           -    Plan Assumption Agreement

                                                                        DRAFT #8
                                                                  DATED 05/20/98

                               ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT (this "Agreement") dated May 20, 1998, by and among NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Buyer"), MINOT FOOD PACKERS, INC., a New Jersey corporation ("Company") and MICHAEL A. MORELLO, the sole shareholder of Company ("Shareholder").

                                       RECITALS

          A. Company is engaged in the business of producing, packaging, marketing, distributing and selling under the Company's brand and customers' private labels (i) cranberry-based products, cranberry sauces, cranberry-juice cocktails, blended cranberry drinks, (ii) apple juice and cider products and
(iii) other shelf-stable juices and drinks and is engaged in the co-packing of such products for other branded producers (the "Business"). Shareholder owns all of the issued and outstanding capital stock of Company.

          B. Company's facilities consist of an approximately 130,000 square foot manufacturing, cold storage, warehouse and office facility, and an approximately 92,000 square foot warehouse building located in Bridgeton, New Jersey (the "Facilities").

          C. Buyer desires to purchase from Company, Company desires to sell to Buyer, and the Shareholder desires to cause Company to sell to Buyer the Business and substantially all of the property and assets of Company. Buyer intends to assign certain of its rights and obligations under this Agreement prior to the Closing hereof to a newly formed, wholly-owned subsidiary to be incorporated under the laws of the State of New Jersey under the initial name of "Fargo Acquisition Corp." ("Fargo").

          D. Company currently contracts for freezer and cold storage space from Bridgeton Freezer Co., L.L.C., a New Jersey limited liability company ("BFC"), in an approximately 100,000 square foot cold-storage, warehouse and processing facility owned by BFC (the "Bridgeton Freezer"). Buyer desires to acquire the Bridgeton Freezer, and Shareholder and Company have arranged for the acquisition of the Bridgeton Freezer pursuant to a contract for the purchase and sale of real estate dated May 1, 1998, between BFC, as seller, and Company, as purchaser (the "Bridgeton Freezer Purchase Contract") for a cash purchase price in the amount of $3,000,000 (the "Bridgeton Freezer Purchase Price") and to provide for the conveyance thereof to Buyer as part of the transactions contemplated by this Agreement.

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS

     1.1. ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall, and Shareholder shall cause Company to, sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to Fargo), free and clear of all liens and encumbrances, and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Company, together with all rights and privileges associated with such assets and with the business of the Company, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

          1.1.(a)   OWNED REAL PROPERTY.  All of the real property, including
     fixtures, buildings, improvements, and all appurtenant rights owned by Company, including the real property described on Schedule 1.1.(a) and to be acquired pursuant to the Bridgeton Freezer Purchase Contract, as more particularly described in Section 9.4 hereof (collectively, the "Owned Real Property"). Specifically, for purposes of the representations and warranties of Company and Shareholder in this Agreement, the Bridgeton Freezer shall be deemed to be Owned Real Property with the Bridgeton Freezer to be conveyed directly to Buyer at Closing as set forth in Section
     9.4 hereof.

          1.1.(b)   LEASED REAL PROPERTY.  All of the leases of real property
     with respect to real property leased by Company, including the leases (the "Real Property Leases") described on Schedule 1.1.(b) with respect to the real property described thereon (the "Leased Real Property").

          1.1.(c)   PERSONAL PROPERTY.  All machinery, equipment, vehicles,
     tools, supplies, spare parts, furniture and all other personal property (other than Excluded Assets and personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Company on the Closing Date.

          1.1.(d)   INVENTORY.  All inventories of raw materials,
     work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Company on the Closing Date, together with related labels and packaging materials (collectively the "Inventory").

          1.1.(e)   PERSONAL PROPERTY LEASES.  All leases of machinery,
     equipment, vehicles, furniture and other personal property leased by Company, including all such leases (the "Personal Property Leases") described in Schedule 1.1(e).

          1.1.(f)   TRADE RIGHTS.  All Company's interest in any Trade Rights.
     As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition (other than the employee agreements set forth on Schedule 1.2(e)) and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

          1.1.(g)   CONTRACTS.  All Company's rights in, to and under all
     contracts, purchase orders and sales orders (hereinafter "Contracts") of Company, including, without limitation, the Bridgeton Freezer Purchase Contract, but excluding the contracts, agreements and insurance policies described in Sections 1.2(d), 1.2(e) and 1.2(g). To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Shareholder, Company and Buyer agree to use their "Reasonable Best Efforts" (without any requirement on the part of Buyer to agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. For purposes of this Agreement, "Reasonable Best Efforts" shall mean the taking or performing of all commercially reasonable efforts, actions or other measures, provided that it shall not require that additional costs or expenses be incurred (other than incidental costs or expenses). If any such consent shall not be obtained, the Shareholder, Company and Buyer agree to cooperate with each other in any reasonable arrangement designed to provide for the transfer of obligations under such Contract to Buyer and provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder. Notwithstanding anything in the foregoing to the contrary, any contract that is not an Assumed Contract under Section 2.1(b) below shall not be deemed to be a Purchased Asset hereunder.

          1.1.(h)   COMPUTER SOFTWARE.  All computer source codes, programs and other software of Company, including all machine readable code, printed listings of code, documentation and related property and information of Company.

          1.1.(i)   LITERATURE.  All sales literature, promotional literature, catalogs and similar materials of Company.

          1.1.(j)   RECORDS AND FILES.  All records and files of Company of
     every kind including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Company.

          1.1.(k)   CASH, CASH EQUIVALENTS AND INVESTMENTS.  All cash, cash
     equivalents and investments of Company.

          1.1.(l)   NOTES AND ACCOUNTS RECEIVABLE.  All notes, drafts and
     accounts receivable of Company, including, without limitation, any notes, drafts, accounts receivable or other obligations owed to Company by any Affiliate of Company. For purposes of this Agreement, the term "Affiliate" shall mean the Shareholder and all directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living (not more remote than first cousin); and any entity in which any of the foregoing has a significant ownership or financial interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the over-the-counter market).

          1.1.(m)   PLAN ASSETS.  All rights in and with respect to the assets associated with the Assumed Employee Plans/Agreements as in Section
     4.16(a).

          1.1.(n)   LICENSES; PERMITS.  All licenses, permits, approvals,
     certifications and listings of Company.

          1.1.(o)   CORPORATE NAME.  The name "Minot Food Packers" and all other trade names of Company relating to the Business, and all rights to use or allow others to use such name.

          1.1.(p)   GENERAL INTANGIBLES.  All goodwill, all prepaid expenses,
     advances and deposits, all causes of action arising out of occurrences before or after the Closing and all other intangible rights and assets, except for the Lawsuit Rights of Recovery described in Section 1.2(h) hereof.

     1.2. EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company (collectively the "Excluded Assets"):

          1.2.(a)   CONSIDERATION AND CERTAIN RIGHTS.  The consideration
     delivered by Buyer to Company pursuant to this Agreement and the rights of Company and

     Shareholder under this Agreement and under the documents to be delivered by Company or Shareholder at the Closing.

          1.2.(b)   TAX CREDITS AND RECORDS.  Federal, state and local income
     and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

          1.2.(c)   CORPORATE FRANCHISE.  Company's franchise to be a
     corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having principally to do with the corporate organization and capitalization of Company. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

          1.2.(d)   CRANBERRY SUPPLY CONTRACTS.  All cranberry supply contracts, agreements or commitments of Company providing for the purchase by Company of raw, processed or frozen cranberries or cranberry concentrate, including without limitation, the cranberry supply contracts described on Schedule 1.2.(d) (the "Cranberry Supply Contracts").

          1.2.(e)   OTHER EXCLUDED CONTRACTS AND AGREEMENTS.  The contracts and agreements that are listed on Schedule 1.2(e).

          1.2.(f)   OTHER ASSETS.  The personal assets of the Shareholder that are listed and described on Schedule 1.2.(f).

          1.2.(g)   LIFE INSURANCE POLICIES.  The life insurance policies
     insuring the life of the Shareholder that are listed on Schedule 1.2(g).

          1.2.(h)   LAWSUIT RIGHTS OF RECOVERY.  All rights of recovery
     pertaining to claims asserted by Company or the Shareholder in the Litigation described in Schedule 1.2.(h).

          1.2.(i)   TREASURY SHARES.  Shares of Company held in its treasury or otherwise purchased or re-purchased by Company prior to the Closing Date.

          1.2.(j)   THIRD PARTY CONFIDENTIAL INFORMATION.  All proprietary
     information of third parties which Company has agreed not to disclose, disseminate or transfer to others under confidentiality agreements to which Company is bound, including but not limited to third party processes, methodologies and formulae relating to the co-packing of products for other branded producers (the "Third Party Confidential Information").

2.   ASSUMPTION OF LIABILITIES

     2.1. LIABILITIES TO BE ASSUMED. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of Company (collectively the "Assumed Liabilities"):

          2.1.(a)   BALANCE SHEET CURRENT LIABILITIES.  The accounts payable and accrued current Liabilities (other than Assumed and Excluded Debt Obligations) reflected or reserved against on the Recent Balance Sheet (as defined in Section 4.4).

          2.1.(b)   CONTRACTUAL LIABILITIES.  Company's Liabilities under and
     pursuant to the following Contracts and BFC Liabilities under the Contract described in Schedule 2.1.(b)(i):

               (i) All Contracts described in any of Schedules 1.1.(b), 1.1.(e), 2.1(b)(i), 4.14.(g); 4.14(i) and 4.14(l) (other than the
          Contracts set forth on Schedule 1.2(e)).

               (ii) The Union Contracts, as defined in Section 4.15(a).

               (iii) Every other Contract entered into by Company in the ordinary course of its business (other than contracts described in Section 2.2(a)(i) and (ii)) which does not involve consideration or other expenditure by Company payable or performable on or after the Closing Date in excess of $75,000 or performance over a period of more than 12 months.

               (iv) Any other Contract not described in Section 2.1(b)(i) through (iii) that Buyer elects to assume by written notice to Company and Shareholder.

     The Contracts described in subsections 2.1.(b)(i) through (iii) above are hereinafter collectively described as the "Assumed Contracts."

          2.1.(c)   LIABILITIES UNDER PERMITS AND LICENSES.  Company's
     Liabilities under any permits or licenses listed in Schedule 4.11.(b) and assigned to Buyer at the Closing.

          2.1.(d)   ASSUMED ENVIRONMENTAL LIABILITIES.  Company's Liabilities,
     if arising in connection with any Environmental Action (as defined below) which are related in any way to the Company's ownership, operation or occupancy of the Business or the Facilities and Purchased Assets being transferred to Buyer, except to the extent that such liabilities relate to
     (i) Identified Releases as defined in Section 2.2(f); and/or (ii) to the extent Sellers retain responsibility therefor pursuant to the indemnification in Section 11 of the Agreement. As used herein, "Environmental Action" means any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, presence, disposal, emission, discharge, storage, escape, seepage, leakage, or release of, or threatened release of, any Hazardous Substance (as defined below) in any location. As used herein,"Hazardous Substance" means pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including without limitation asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any applicable Environmental Law (as defined in Section 4.11(c)). The Liabilities described in this Section 2.1(d) include, without limitation, Liabilities arising under any applicable Federal or State Environmental Law (as defined in Section 4.11(c)) including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA").

          2.1.(e)   LIABILITIES ARISING IN THE ORDINARY COURSE OF BUSINESS.
     Company's Liabilities, other than Excluded Liabilities, arising out of the operations of the Business in the ordinary course or through the ownership of the Purchased Assets prior to the Closing Date.

          2.1.(f)   ASSUMED DEBT OBLIGATIONS.  Company's Liabilities for
     principal and accrued interest as of the Closing Date under those certain loans identified as "Assumed Debt Obligations" in Schedule 2.1(f) ("Assumed Debt Obligations"). The principal and accrued and unpaid interest on the Assumed Debt Obligations in the aggregate as of the close of business on April 30, 1998, was $12,500,830, as more particularly described in Schedule 2.1(f).

          2.1.(g)   PRODUCT LIABILITY.  Any Liability of Company arising out of or in any way relating to or resulting from any product manufactured, assembled or sold on or before the Closing Date (including any Liability of Company for claims made for injury to persons, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), except any Liability for which Sellers retain responsibility therefor pursuant to the indemnification provisions of Section 11 of this Agreement arising out of a breach of the representations of Sellers in
     Section 4.20.

          2.1.(h)   PLAN LIABILITIES.  All Liabilities in and with respect to
     the Assumed Employee Plans/Agreements, as defined in Section 4.16.(a), except as specifically provided in Sections 2.2(g) or 2.2(i) below.

     2.2. LIABILITIES NOT TO BE ASSUMED. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section

2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company (the "Excluded Liabilities"):

          2.2.(a)   CERTAIN CONTRACTS.  The Liabilities of Company under and
     pursuant to the following contracts and leases:

               (i)    All Cranberry Supply Contracts.
               (ii)   The Contracts identified on Schedules 1.2(e) and 1.2(g).
               (iii) Any other Contract that is not assumed by Buyer pursuant to the provisions of Section 2.1(b) above.

          2.2.(b)   TAXES ARISING FROM TRANSACTION.  Any taxes applicable to the
     Company, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

          2.2.(c)   INCOME AND FRANCHISE TAXES.  Any Liability of Company for
     Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

          2.2.(d)   INSURED CLAIMS.  Any Liability of Company insured against by the Company, to the extent such Liability is or will be paid by an insurer.

          2.2.(e)   DEBT OBLIGATIONS.  The prepayment penalties, if any, on the
     Assumed Debt Obligations that are to be repaid by Buyer at Closing ("Assumed Debt Prepayment Penalties") and any long or short-term debt obligations of Company (other than the principal, overdrafts and accrued interest of and with respect to the Assumed Debt Obligations as of Closing
     Date) for money borrowed.

          2.2.(f)   IDENTIFIED RELEASES.  Liabilities arising in connection with the environmental contamination identified on Schedule 2.2(f) (the "Identified Release") and covered by the Environmental Indemnity Agreement attached hereto as Exhibit I and/or (ii) to the extent Sellers retain responsibility therefor pursuant to the indemnification in Section 11 of this Agreement. The Liabilities described in this Section 2.2(f) include, without limitation, Liabilities arising under any applicable federal or state Environmental Law, including, without limitation, the CERCLA.

          2.2.(g)   LITIGATION MATTERS.  Any Liability of Company with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in Schedule 4.10, with the exception of items (a) (except to the extent provided in Section 2.2(d)), (b) and (c) under Paragraph 1 of
     Schedule 4.10.

          2.2.(h)   TRANSACTION EXPENSES.  All Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein on or after November 30, 1997 for expenses for which Company and Shareholder are responsible pursuant to Sections 15.9(a) and (c) ("Transaction Expenses").

          2.2.(i)   LIABILITY FOR BREACH.  Liabilities of Company for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any known breach or failure to perform any of Company's covenants and agreements contained in any other contract, whether or not assumed hereunder, including any known breach or failure to perform under any Employe Plan/Agreement (as defined in Section 4.16(a)) and any breach arising from assignment of contracts hereunder without consent of third parties, but not including such liabilities relating to product return or warranty obligations incurred in the ordinary course of Company's business.

          2.2.(j)   LIABILITIES TO AFFILIATES.  Liabilities of Company to its
     present or former Affiliates, including those described in Schedule 2.2(j), except obligations for compensation for services rendered as an employee pursuant to plans or practices disclosed in Schedule 4.16.(a), payment obligations under the Bridgeton Freezer Purchase Contract described in
     Section 9.4 and any accrued expenses and liabilities relating to the rental and operation of the Bridgeton Freezer.


3.   PURCHASE PRICE - PAYMENT

     3.1. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets shall be the sum of the following: (i) $24,994,256, payable in cash as provided in Section 3.2(b) below, (ii) Northland Class A Common Stock, $0.01 par value ("Northland Stock"), with a value of $2,000,000 on the Closing Date as determined in Section 3.2(e) below, and (iii) the assumption of the Assumed Liabilities.

     3.2. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer as follows:

          3.2.(a)   ASSUMPTION OF LIABILITIES.

               (i) REPAYMENT OF ASSUMED DEBT OBLIGATIONS. At the Closing, the Buyer shall pay all principal and accrued interest due on the Assumed Debt Obligations and the amount of any Assumed Debt Prepayment Penalties; and

               (ii) ASSUMPTION OF OTHER ASSUMED LIABILITIES.  At the Closing,
                    Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

          3.2.(b)   DEPOSIT WITH ESCROW AGENT.  At the Closing, Buyer shall
     deliver to the Escrow Agent, under the Escrow Agreement (as defined in Section 7.4), cash in the amount of $3,000,000 and shall issue in Company's name and shall deliver to the Escrow Agent that number of shares of Northland Stock that is equal to $2,000,000 divided by the "Northland Stock Value" as of the Effective Time, as determined in Section 3.2(e) below.

          3.2.(c)   CASH TO COMPANY.  At the Closing, Buyer shall deliver to
     Company cash in an amount equal to (i) $24,994,256, less (ii) the amount paid in cash to the Escrow Agent pursuant to Section 3.2(b) above, less
     (iii) the amount of the Bridgeton Freezer Purchase Price to be paid pursuant to the Bridgeton Freezer Purchase Contract (before any adjustments to such purchase price made pursuant to such contract) in accordance with Sections 3.2(d) and 9.4 of this Agreement, and (iv) less the amount of any Transaction Expenses paid by Company on or after November 30, 1997; and (v) less the amount of any Assumed Debt Prepayment Penalties.

          3.2.(d)   CASH TO BFC.  At the Closing, Buyer shall deliver to BFC
cash in an amount equal to the Bridgeton Freezer Purchase Price payable pursuant to the Bridgeton Freezer Purchase Contract, plus or minus, as the case may be, any adjustments to such purchase price made pursuant to such contract.

          3.2.(e)   NORTHLAND STOCK VALUE.  For purposes of this Agreement,
     Northland Stock Value shall mean the average of the last reported sale price (regular way) on the National Association of Securities Dealers Automated Quotations System ("Nasdaq") exchange for the seven trading days ending two business days prior to the Closing Date. Notwithstanding anything contained herein, the Northland Stock Value shall not be less than $13.66 per share nor greater than $23.66 per share.

          3.2.(f)   METHOD OF PAYMENT.  All payments under this Section 3.2
     shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

     3.3. ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes as agreed to in writing prior to Closing by Buyer and Company, provided, that the allocation of Purchase Price to inventory shall be based on a physical inventory taken by Buyer's independent accountants as of the Effective Time and provided, further, that Company's inventories of raw, processed and frozen cranberries and cranberry concentrate shall be valued at $70.00 per barrel (or its equivalent) and the allocation of the Purchase Price to machinery and equipment shall not exceed the net book value thereof as reflected on Company's Recent Balance Sheet. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

4.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDER

     Company and the Shareholder, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

     4.1.  CORPORATE.

          4.1.(a)   ORGANIZATION.  Company is a corporation duly organized,
     validly existing and in good standing under the laws of the State of New Jersey.

          4.1.(b)   CORPORATE POWER.  Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          4.1.(c)   QUALIFICATION.  Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure so to qualify would not have a material adverse effect upon (i) the Purchased Assets, (ii) the business, operations or financial condition of the Business, or (iii) the ability of Company or Shareholder to consummate the transactions contemplated hereby (any of the foregoing "Material Adverse Effect"). The states in which Company is licensed or qualified to do business are listed in Schedule 4.1.(c).

          4.1.(d)   NO SUBSIDIARIES.  Company does not own any interest in any corporation, partnership or other entity.

     4.2. AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company and the Shareholder. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.3. NO VIOLATION. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of Company under, any term or provision of the Certificate of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

     4.4. FINANCIAL STATEMENTS. Included as Schedule 4.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of June 30, 1997 and 1996, and the related statements of income and cash flows for the year ended June 30, 1997 (including the notes contained therein or annexed thereto), which financial statements were reported on, and are accompanied by, the signed, unqualified opinion of BDO Seidman, LLP, independent auditors for Company with respect thereto, and (ii) an unaudited balance sheet of Company as of February 28, 1998 (the "Recent Balance Sheet"), and the related unaudited statement of income for the eight months then ended. Except as disclosed on Schedule 4.4, all of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated. The principal and accrued interest owed by Company on the Assumed Debt obligations was $12,500,830.00 as of the close of business on April 30, 1998 and $12,630,744 as of the close of business on May 13, 1998, as more specifically described on Schedule
2.1(f) attached hereto.

     4.5.  TAX MATTERS.

          4.5.(a)   PROVISION FOR TAXES.  The provision made for taxes on the
     Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. No provision for taxes has been made because Company is an S corporation for federal income tax purposes and because Company has sufficient net operating loss carryforwards for New Jersey tax purposes to offset any New Jersey income taxes on current year's income as of the date of the Recent Balance Sheet. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

          4.5.(b)   TAX RETURNS FILED.  Except as set forth on Schedule 4.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

          4.5.(c)   TAX AUDITS.  Except as provided in Schedule 4.5(c), the
     federal and state income tax returns of Company for the past five fiscal years have not been audited by the IRS and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 4.5.(c), and Company has not received from the IRS or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          4.5.(d)   CONSOLIDATED GROUP.  Since 1993, Company has not been a
     member of an affiliated group of corporations that filed a consolidated income tax return.

          4.5.(e)   OTHER.  Company has, since July 1, 1987, continuously
     maintained the status and qualification of an S corporation pursuant to section 1361 ET. SEQ. of the Code for federal income tax purposes. Except as set forth in Schedule 4.5.(e), since June 30, 1991, Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the

     Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

     4.6. ACCOUNTS RECEIVABLE. Except as described in Schedule 4.6, all accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Company as of the Closing Date will represent arm's length sales actually made in the ordinary course of business and will be collected (net of the reserve as of the Closing Date for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off, except for the customary adjustments and discounts reflected on
Schedule 4.6.

     4.7. INVENTORY. Except as described in Schedule 4.7, all inventory of Company reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.7, all inventory of Company at April 30, 1998, is located on premises owned or leased by Company as reflected in this Agreement. Except as set forth on Schedule 4.7, the cost of finished goods contained in inventory constitutes items produced (i) pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company or (ii) as floor stock produced in the ordinary course of business; neither Company nor, to the knowledge of Company and Shareholder, any such customer is in material breach of the terms of any obligation to the other, and, to the knowledge of Company and the Shareholder, no valid grounds exist for any set-off of amounts billable to such customers for the finished goods, except for the customary adjustments and discounts reflected on Schedule 4.6. All finished goods are of a quality ordinarily produced in accordance with the requirements of specifications of customers, are fit for human consumption, are saleable based on Company's normal sales experience prior to the expiration of their shelf life, if any, and will require no rework with respect to services performed prior to Closing in excess of normal reserves established therefor.
Schedule 4.7 sets forth a description of all finished goods that have been reworked by Company during the previous six months (on a monthly basis). The term "rework" shall not include relabelling of products in the ordinary course of business consistent with past practices. All packaging, labels and finished goods contained in inventory are in compliance in all material respects as to content, labeling and packaging with applicable laws and regulations (including, without limitation, those of the U.S. Department of Agriculture and U.S. Food and

Drug Administration). Schedule 4.7 contains a list of all inventory supplied to Company by customers as of May 2, 1998.

     4.8.  ABSENCE OF CERTAIN CHANGES.  Except as and to the extent set forth in
Schedule 4.8, since the date of the Recent Balance Sheet there has not been:

          4.8.(a)   NO ADVERSE CHANGE.  Any change in the financial condition, assets, Liabilities, business, prospects or operations of Company which has had or could reasonably be expected to have a Material Adverse Effect on Company;

          4.8.(b)   NO DAMAGE.  Any loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties which has had or could reasonably be expected to have a Material Adverse Effect on Company;

          4.8.(c)   NO INCREASE IN COMPENSATION.  Any increase in the
     compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, except for bonuses and other special compensation arrangements for employees that will be paid by Company after Closing or for which Buyer will be reimbursed or credited with at the Closing;

          4.8.(d)   NO LABOR DISPUTES.  Any labor dispute or disturbance, other than routine individual grievances which are not material individually or in the aggregate to the business, financial condition or results of operations of Company;

          4.8.(e)   NO NONORDINARY COMMITMENTS.  Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

          4.8.(f)   NO DIVIDENDS.  Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock, except distributions to the Shareholder in the aggregate amount of $80,000; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder.

          4.8.(g)   NO DISPOSITION OF PROPERTY.  Any sale, lease or other
     transfer or disposition of any material properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

          4.8.(h)   NO INDEBTEDNESS.  Any indebtedness for borrowed money
     incurred, assumed or guaranteed by Company other than advances and draws for working capital purposes under the Company's existing credit facilities;

          4.8.(i)   NO LIENS.  Any Lien made on any of the properties or assets of Company;

          4.8.(j)   NO AMENDMENT OF CONTRACTS.  Any entering into, amendment or termination by Company of any contract (other than the Cranberry Supply Contracts), or any waiver of material rights thereunder (including, without limitation, requesting or accepting of any delivery prior to the Closing Date under the Ocean Spray Contract described in Schedule 2.2(a)(i) in advance of or in addition to the normal or regularly scheduled deliveries thereunder), other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement or the Inventory Purchase Agreement (as defined in Section 7.10);

          4.8.(k)   NO LOANS OR ADVANCES.  Any loan or advance (other than
     advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Company, or the Shareholder or Affiliate;

          4.8.(l)   CREDIT.  Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any write-off, compromise or other satisfaction of any receivable at less than the face value thereof, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit, (except for routine write-offs or credits to customers granted in the ordinary course of Company's business consistent with past practices as described in Schedule 4.6);

          4.8.(m)   NO ACCOUNTING CHANGES.  Any write-off or write-down of any balance sheet account, or any establishment of or increase or adjustment in the amount of any reserve (other than in the ordinary course of Company's business consistent with past practices) or any change in any method of accounting or accounting practice;

          4.8.(n)   NO CRANBERRY PURCHASE COMMITMENTS.  Any contract or
     commitments for the purchase of raw, processed or frozen cranberries, cranberry juice or cranberry juice concentrate; or

          4.8.(o)   NO UNUSUAL EVENTS.  Any other material event or condition
     not in the ordinary course of business of Company which had or would have a Material Adverse Effect on Company.

          4.9. ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in
     Schedule 4.9, Company does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent in amount and nature with past practice and none of which has or will have a Material Adverse Effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.9, neither Company nor the Shareholder has knowledge of any basis for the assertion against Company of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, known to the Company or the Shareholder, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent in amount and nature with past practice.

          4.10. NO LITIGATION. Except as set forth in Schedule 4.10, there is no Litigation pending or to the knowledge of Company and the Shareholder, threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or the Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 4.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since July 1, 1992. Except as set forth in Schedule 4.10, neither Company nor its business or assets is subject to any Order.

          4.11. COMPLIANCE WITH LAWS AND ORDERS.

                4.11.(a) COMPLIANCE. Except as set forth in Schedule 4.11.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance in all material respects with all applicable statutes, laws, common laws, ordinances, rules or regulations in effect as of the date hereof or as of the Closing Date (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively "Governmental Entities"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 4.11.(a), since 1991 Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed.
          Without limiting the generality of the foregoing:

                         (i) The operation of Company's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a non-frivolous suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                         (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts.

                         (iii) Company has delivered to Buyer copies of all
               reports of Company for the past five years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

          4.11.(b) LICENSES AND PERMITS. Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11.(b) and are in full force and effect. Except as set forth in Schedule 4.11.(b), since 1991 Company (including its operations, properties and assets) is and has been in compliance in all material respects with all such permits and licenses, approvals, authorizations and consents.

          4.11.(c) ENVIRONMENTAL MATTERS. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and CERCLA, as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.11(c), and except as set forth on
     Schedule 4.11(c), Company is in full compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.11.(c), there are no past or present (or, to the best of Company's and the Shareholder's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance.

     4.12. TITLE TO AND CONDITION OF PROPERTIES.

          4.12.(a) MARKETABLE TITLE. Company has good and marketable title to all the Purchased Assets (other than the Bridgeton Freezer), and BFC has good and marketable title to the Bridgeton Freezer. Such Purchased Assets are held free and clear in each case of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.12.(a)(i); and, in the case of Real Property, the following ("Permitted Real Property Liens"): Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which, as of the date of the Recent Balance Sheet, have been sufficiently accrued or reserved against in the Recent Balance Sheet), matters that would be disclosed by an accurate survey of the Real Property, municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized and those matters set forth on Schedule 4.12(a)(ii). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof, except that certain contracts may require the consent to assignment thereof and certain licenses and permits may not be assignable. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(i) and Permitted Real Property Liens.

     4.12.(b) CONDITION. Except as set forth on Schedule 4.12(b), all tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except for reasonable wear and tear and such defects which are not significant as do not interfere with the use thereof in the conduct of the normal operations of Company), and, as of the date of this Agreement and the Closing Date are, or will then be, sufficient to carry on the business of Company as conducted during the preceding 12 months. Except as set forth on Schedule 4.12(b), all buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects (except for reasonable wear and tear and such defects which are not significant as do not interfere with the use thereof in the conduct of the normal operations of Company) affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

          4.12.(c) REAL PROPERTY. Schedules 1.1.(a) and 1.1.(b) set forth all real property owned, used or occupied by Company, or to be acquired by Company (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 1.1.(b) also sets forth, with respect to each parcel of Real Property which is leased, the duration, size of premises, rental rate, and renewal, termination, expansion and purchase options of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public streets. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Except as disclosed on
     Schedule 4.12(c), there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. Except (a) as disclosed on Schedule 4.12(c) or (b) as may be disclosed by an accurate survey of the Real Property to the extent that it does not materially interfere with the operation of the business of the Real Property as currently operated by Company, none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and, to Company's and Shareholder's knowledge, none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage (other than temporary storage in the ordinary course of Company's business) or landfill of Hazardous Substances. Except as disclosed on Schedule 4.12(c), neither Company nor the Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

          4.12.(d) NO CONDEMNATION OR EXPROPRIATION. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor nor, to the best of Company's and Shareholder's knowledge, has any such condemnation, expropriation or taking been proposed.

          4.12.(e) NO CERTIFIED SURVEY MAP REQUIRED. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property or Leased Real Property pursuant to the terms hereof.

     4.13. INSURANCE. Set forth in Schedule 4.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 4.13 includes, without limitation, the carrier, a summary description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration with respect to each such policy, and any pending claims in excess of $5,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 4.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor the Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since July 1, 1991, all products liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies.
There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor the Shareholder knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

     4.14. CONTRACTS AND COMMITMENTS.

          4.14.(a) REAL PROPERTY LEASES. Except as set forth in Schedule 1.1.(b), Company has no leases of real property.

          4.14.(b) PERSONAL PROPERTY LEASES. Except as set forth in Schedule 1.1.(e), Company has no leases of personal property involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than six months.

          4.14.(c) PURCHASE COMMITMENTS. Except for the Cranberry Supply Contracts, Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 12 months normal usage, or which are at an excessive price, nor does Company have any purchase commitments for equipment with a price in excess of $50,000, except as set forth on Schedule 14.4(c).

          4.14.(d) SALES COMMITMENTS. Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $50,000 to any one customer or distributor (or group of affiliated customers or distributors), other than with respect to sales of inventory in the ordinary course of business. Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments (taken as a whole with respect to any one customer or distributor) are for a sales price which would result in a loss to the Company based on conditions and circumstances existing on the date of this Agreement.

          4.14.(e) CONTRACTS FOR SERVICES. Except as disclosed on Schedule 4.14(e), Company has no agreement, understanding, contract or commitment (written or oral) with any officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

          4.14.(f) POWERS OF ATTORNEY. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

          4.14.(g)  COLLECTIVE BARGAINING AGREEMENTS.  Except as set forth in
     Schedule 4.14.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

          4.14.(h) LOAN AGREEMENTS. Except as set forth in Schedule 4.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          4.14.(i) GUARANTEES. Except as set forth on Schedule 4.14.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          4.14.(j) CONTRACTS SUBJECT TO RENEGOTIATION. Company is not a party to any contract with any governmental body which is subject to renegotiation.

          4.14.(k) BURDENSOME OR RESTRICTIVE AGREEMENTS. Except as set forth on Schedule 4.14(k), Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

          4.14.(l) OTHER MATERIAL CONTRACTS. Company has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $75,000, or involving performance over a period of more than 12 months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 4.14.(l) or in any other Schedule.

          4.14.(m) NO DEFAULT. Except as set forth on Schedule 4.14(m), Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To the knowledge of Company and Shareholder, no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     4.15. LABOR MATTERS.

          4.15.(a) UNION CONTRACTS. Company is a party to collective bargaining agreements with the United Food & Commercial Workers Union, Local 56 ("UFCW Union"), and the International Brotherhood of Teamsters, Local Union No. 676 ("Teamsters Union"), which are each effective through May 14, 1998, with respect to certain employees of Company located at Company's facility in Bridgeton, New Jersey (the "Union Contracts"). A copy of the Union Contracts, together with all other agreements and understandings with the unions referenced therein, have previously been provided by Company to Buyer. Company is not in violation or breach of the Union Contracts or any of such other agreements.

          4.15.(b) LABOR DISPUTES. Except as set forth in Schedule 4.15.(b), within the last five years Company has not experienced any labor disputes or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in
     Schedule 4.15.(b), (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of Company and Shareholder, threatened; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Company and Shareholder, threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) there is no representation of the employees of Company (other than the employees covered by the Union Contracts) by any labor organization and there are no union organizing activities among the employees of Seller and, to the knowledge of Company and Shareholder, no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to the knowledge of Company and Shareholder, no such claim therefor exists; (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Company and Shareholder, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity; and (g) except for the Union Contracts or as set forth on Schedule 4.15.(b), no representation has been made to any employee regarding longevity of employment.

     4.16. EMPLOYEE BENEFIT PLANS.

          4.16.(a) DISCLOSURE. Schedule 4.16.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are sponsored, maintained or contributed to or are required to be contributed to by Company and are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence (other than any "multiemployer plan", as defined in Section 4001 of ERISA (a "Multiemployer Plan") are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all written Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 4.16.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. Except as identified on Schedule 4.16(a), none of the items described in the first sentence of this Section 4.16(a) is a Multiemployer Plan, and neither the Company, nor any member of its current or any prior controlled group (as defined in Section 4001 of ERISA), has ever contributed or been obligated to contribute to any Multiemployer Plan. The Employee Plans/Agreements to be assumed by Buyer pursuant to Section 6.2 are hereinafter sometimes referred to collectively as the "Assumed Employee Plans/Agreements" and each individually as an "Assumed Employee Plan Agreement."

          4.16.(b) TERMINATIONS, PROCEEDINGS, PENALTIES, ETC. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA, other than a Multiemployer Plan, and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien, except as specified on Schedule 4.16(b):

                    (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any Liability or the imposition of any Lien under Title IV of ERISA;

                    (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                    (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of

          Company to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                    (iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

                    (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan; and

                    (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived.

          4.16.(c) PROHIBITED TRANSACTIONS, ETC. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and except as disclosed in Schedule 4.16(f) and (g), no event or omission has occurred in connection with which the Company or any of its assets or any Assumed Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Assumed Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to which Company is required to indemnify any person against liability incurred under any such Law or Order.

          4.16.(d) FULL FUNDING. Except to the extent set forth on Schedule 4.16.(d), (as the date of most recent actuarial report) the funds available under each Assumed Employee Plan/Agreement that is subject to Article IV of ERISA or Section 412 of the Code, equal or exceed the amounts required to be paid, or which would be required to be paid if such Plan were terminated on such date, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries for such purposes).

          4.16.(e) CONTROLLED GROUP; AFFILIATED SERVICE GROUP; LEASED EMPLOYEES. Except as set forth on Schedule 4.16(e), Company is not and never has been a member of a controlled group of corporations as defined in
     Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code; Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code; and there are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees prior to the Closing Date.

          4.16.(f) PAYMENTS AND COMPLIANCE. Except as set forth on Schedule 4.16(f), with respect to each Assumed Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided;
     (iv) each such Employee Plan/Agreement which is intended to qualify under
     Section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the knowledge of Company and the Shareholder, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; (vi) no such Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens; and (viii) other than short-term salary continuation or disability benefits for periods not in excess of six months and the payment of medical claims not in excess of the attachment points under a stop-loss insurance contract, the benefits under each Assumed Employee Plan/Agreement that provides medical, dental, disability, life, accidental death and dismemberment, travel accident or similar welfare benefit coverage or benefits on behalf of current or former employees of the Company, are provided through (or the Company is entitled to reimbursement under) one or more insurance contracts (including stop-loss insurance contracts) that have at all times been validly in effect, with respect to which all required premiums have been paid and with respect to which Company is not subject to a retroactive premium charge.

          4.16.(g) POST-RETIREMENT BENEFITS. Except as set forth on Schedule 4.16(g), no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company Employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law,
     (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which are fully provided for by insurance or (v) benefits in the nature of severance pay.

          4.16.(h) NO TRIGGERING OF OBLIGATIONS. The consummation of the transactions contemplated by this Agreement, in and of itself, will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          4.16.(i) DELIVERY OF DOCUMENTS. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

               (i) a copy of the last two annual reports filed with the IRS, if required under ERISA, with respect to each such Employee Plan/Agreement;

               (ii) a copy of the summary plan description, together with each summary of material modifications if required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

               (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements, if any, with respect thereto; and

               (iv) the most recent determination letter received from the IRS with respect to each such Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

     With respect to each Employee Plan/ Agreement for which an annual report has been filed with the IRS and delivered to Buyer pursuant to clause (i) of this Section 4.16.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

          4.16.(j) FUTURE COMMITMENTS. Company has no announced plan or legally binding commitment to create any additional Employee
     Plans/Agreements or to amend or modify any existing Employee
     Plan/Agreement.

     4.17. EMPLOYMENT COMPENSATION. Schedule 4.17 contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives, for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

     4.18. TRADE RIGHTS. Schedule 4.18 lists all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(f) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 4.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. To the knowledge of Company and the Shareholder, Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company and to the knowledge of Company and Shareholder, no other person is infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 4.18, and no other person has any right to use any Trade Right owned or held by Company. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the knowledge of Company and Shareholder, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. To the knowledge of Company and the Shareholder, all Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company.

     4.19. MAJOR CUSTOMERS AND SUPPLIERS.

          4.19.(a) MAJOR CUSTOMERS. Schedule 4.19.(a) contains a list of the 15 largest customers, including distributors, of Company for each of the two most recent fiscal years and for the eight-month period ended February 28, 1998 (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor the Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.19.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore (other than (i) Ocean Spray Cranberries, Inc., for co-packing services, (ii) as a result of normal changes in business demand, or (iii) customers who will not continue to be customers principally for the reason that Northland will be the owner of the Business).

          4.19.(b)  MAJOR SUPPLIERS.

               (i) CRANBERRY SUPPLY CONTRACTS. Schedule 4.19(b)(i) contains complete and correct copies of all Company's contractual arrangements for the purchase or raw, processed or frozen cranberries, cranberry juice and cranberry juice concentrate.

               (ii) OTHER SUPPLIERS. Schedule 4.19(b)(ii) contains a list of the 15 largest suppliers to Company for each of the two most recent fiscal years and for the eight-month period ended February 28, 1998 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Schedule 4.19(b)(ii) also contains a true and correct list of all contracts for the purchase of fruits, vegetables, fruit juices and fruit juice concentrate (other than contracts for the purchase of cranberry products described in Schedule 4.19(b)(i)), in each case identifying in reasonable detail the term, approximate quantities, price and payment terms. Neither Company nor the Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on
          Schedule 4.19.(b)(ii) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices (other than suppliers who will not continue to be suppliers principally for the reason that Northland will be the owner of the Business).

          4.19.(c) SALES REPRESENTATIVES. Schedule 4.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

     4.20. PRODUCT WARRANTY AND PRODUCT LIABILITY. Schedule 4.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Company of performing product return or warranty obligations for customers for each of the three preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Company's or the Shareholder's knowledge are threatened, or which have been asserted or commenced against Company within the last three years, in which a party thereto either requests injunctive relief or alleges damages in excess of $10,000 (whether or not covered by insurance). To the knowledge of Company and Shareholder, there are no defects in design, construction or manufacture of Products which would adversely affect quality or create an unusual risk of injury to persons or property. Except as set forth on Schedule 4.20, none of the Products has been the subject of any replacement or recall campaign within the past five years and, to knowledge of Company and the Shareholder, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. Schedule 4.20 identifies each Form 483 issued by the U.S. Food and Drug Administration to Company during the last three fiscal years and the current fiscal year and a description of the circumstances leading to the issuance of each. To the knowledge of Company and the Shareholder, the Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Section 4.20, the term "Products" means any and all products currently, or at any time within the past five years, produced, manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

     4.21. AFFILIATES' RELATIONSHIPS TO COMPANY.

          4.21.(a) CONTRACTS WITH AFFILIATES. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 4.21.(a).

          4.21.(b) NO ADVERSE INTERESTS. Except as set forth on Schedule 4.21.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

          4.21.(c) OBLIGATIONS. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 4.21.(c).

     4.22. ASSETS NECESSARY TO BUSINESS. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of Company as presently conducted.

     4.23. COMPUTER SOFTWARE AND DATABASE. Schedule 4.23 identifies and describes the functions of all computer software and databases owned, licensed, leased, internally developed or otherwise used in connection with the Business.

     4.24. NO BROKERS OR FINDERS. Except as set forth in Schedule 4.24, neither Company nor any of its directors, officers, employees, the Shareholder or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

     4.25. DISCLOSURE. No representation or warranty by Company and/or the Shareholder in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or the Shareholder pursuant to this Agreement or in Volumes I through XI of the due diligence response binders delivered to Buyer, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any such certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or the Shareholder shall be deemed representations and warranties by Company and the Shareholder.


5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Company and the Shareholder, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

     5.1.  CORPORATE.

          5.1.(a)   ORGANIZATION.  Buyer is a corporation duly organized,
     validly existing and in good standing under the laws of the State of Wisconsin.

          5.1.(b)   CORPORATE POWER.  Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     5.2. AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     5.3. NORTHLAND STOCK. The shares of Northland Stock to be issued to the Shareholder hereunder pursuant to Section 3.2(d) hereof have been duly authorized for issuance by Buyer and, upon such issuance by Buyer, such shares will be validly issued, fully paid and nonassessable (except for any statutory liabilities for unpaid wage claims and other liabilities of employees under Wisconsin Statutes Section 180.0622(2)(b)). Northland Stock has never been assessed under Section 180.0622(2)(b) of the Wisconsin Statutes. The Northland Stock is listed on the Nasdaq National Market under the symbol "CBRYA."

     5.4. NO BROKERS OR FINDERS. Except as set forth on Schedule 5.4, neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

     5.5. NO VIOLATION. Except as set forth on Schedule 5.5 attached hereto, neither the execution and delivery of the Agreement, nor the consummation by Buyer of the transactions contemplated hereby (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority; (b) subject to obtaining any consents, approvals or authorizations required under the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse or time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Buyer or under any term or provision of (i) the articles of incorporation or bylaws of Buyer or (ii) of any contract, commitment, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, other than contracts, commitments, agreements and the like which, if violated or breached, would not individually or in the aggregate have a Material Adverse Effect on Buyer.

     5.6. SEC FILING; FINANCIAL STATEMENTS. Buyer has made available to the Shareholder complete copies of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the Securities and Exchange Commission ("Commission") since January 1, 1996 (as such documents have since the time of their filing been amended, the "Northland SEC Documents") which are all the documents (other than preliminary material) that Buyer was required to file with the Commission since such date. As of their respective dates, the Northland SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder applicable to such Northland SEC Documents and none of the Northland SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Northland SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and present fairly (subject, in the case of the unaudited statements, for year-end adjustments of a normal recurring nature) the consolidated financial position of Buyer and its consolidated subsidiary as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

     5.7.  ENVIRONMENTAL AUDITS.   Buyer has delivered to Company and
Shareholder a copy of all reports, studies and similar due diligence reviews conducted by Buyer with respect to environmental and occupational health and safety compliance pertaining to the operations of Company and the real estate occupied by Company.

     5.8. DISCLOSURE. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any such certificate, schedule, document, instrument or exhibit delivered by or on behalf of Buyer shall be deemed representations and warranties by Buyer.


6.   EMPLOYEES - EMPLOYEE BENEFITS

     6.1. BUYER'S RESPONSIBILITIES; AFFECTED EMPLOYEES. Except with respect to those employees identified in a written notice from Buyer to Company prior to Closing and approved by Company, which approval shall not be unreasonably withheld, Buyer agrees to offer employment, in similar positions, with comparable compensation and benefits in the aggregate (subject to any agreement with the Unions identified in Section 4.15(a) as to the modification or termination of the provisions of the Union Contracts), to all employees of the Business, including those employees on leave of absence or layoff, as of the Closing Date, and Company shall use its Reasonable Best Efforts to have the employees accept such offers. Employees of the Company who accept such offers and who are employed by Buyer immediately after the Closing shall be referred to herein as "Affected Employees." Nothing in this Section 6.1 shall be deemed to require Buyer to employ any such person for any period of time after the Closing Date or to continue after the Closing Date to maintain any specific benefit plan except as required by the Union Contracts or under applicable law.

     6.2. EMPLOYEE BENEFIT PLANS. Company shall transfer sponsorship to Buyer and Buyer shall assume sponsorship of, and the assets of and any and all obligations and liabilities arising under or in connection with the Assumed Employee Plans/Agreements identified as such on Schedule 4.16(a). Company and Buyer agree to take all actions as may be necessary or appropriate in order to effectuate such transfer, including the execution of a Plan Assumption Agreement in the form of Exhibit K attached hereto.

     6.3. PAYROLL TAX. Company, with the cooperation of Buyer, agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Company and Buyer agree to utilize the alternate procedure set forth in Revenue Procedures 76-60 for purposes of forwarding Forms W-2 to the Affected Employees. Under this procedure, Buyer shall assume the Company's Form W-2 reporting obligations for the Affected Employees. Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for Affected Employees.

     6.4. TERMINATION BENEFITS. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing. If any action on the part of Company prior to the Closing, or if the sale to Buyer of the business and assets of Company pursuant to this Agreement or the transactions contemplated hereby, or, provided that Buyer shall have complied with its responsibilities under
Section 6.1 above, if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar law, such Liability shall be the sole responsibility of Company, and Company and the Shareholder shall, jointly and severally, indemnify and hold harmless Buyer against such Liability.

     6.5. DELIVERY OF RECORDS. Company shall deliver to Buyer not less than ten days prior to the Closing Date, with respect to each Assumed Employee Plan/Agreement, information adequate to determine the liability thereunder, whether or not contingent, to any Affected Employee or other employee or former employee who is or was employed by Company and with respect to whom Buyer may have any liability, and any beneficiary or dependent of any such Affected Employee, employee or former employee, together with data, records and other documentation adequate to determine the existence and amount of such liability. Delivery of such data, records and other documentation shall be made in machine readable form, if existing, and shall be made by Company or any other person at the time providing or who has provided services with respect to such Employee Plan/Agreement. Company or persons designated by Company prior to the Closing Date will have reasonable access after the Closing Date to such items.

     6.6. NO THIRD-PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.


7.   OTHER MATTERS

     7.1. TITLE INSURANCE. At least five business days prior to Closing, Company, at Buyer's expense, shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Owned Real Property, together with a copy of each document to which reference is made in such commitments. In the case of Owned Real Property, such policies shall be standard ALTA Form 1990 owner's policies in the full amount of that portion of the Purchase Price to be allocated respectively to each subject parcel of Owned Real Property under Section 3.3 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to Permitted Real Property Liens, and such other conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request to the extent available under applicable insurance regulations in New Jersey (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

     7.2. SURVEYS. At least five business days prior to Closing, Company, at Buyer's expense, shall provide to Buyer surveys of all Owned Real Property prepared in accordance with ALTA/ASCM standards, each dated no more than 90 days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Owned Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

     7.3.  SECURITIES LAW MATTERS:

          7.3.(a)   BUYER SEC DOCUMENTS.  Buyer shall deliver to Company and
     Shareholder (in accordance with the notice provisions of Section 15.8) concurrently with transmission to its stockholders, one copy of each financial statement, report, notice or proxy statement sent by Buyer to stockholders generally and, promptly after filing, one copy of each regular or periodic report and any registration statement or prospectus filed by Buyer with any securities exchange or with the Commission.

          7.3.(b)   COMPLIANCE WITH COMMISSION REGULATIONS AND THE SECURITIES
     ACT. Buyer shall take all such reasonable steps and actions that may be required to maintain its status as a "reporting company" not in default of the requirements of the Securities Act, the Exchange Act and regulations of the Commission, as long as the Company or the Shareholder hold shares of Northland Stock that have not been registered under the Securities Act.

          7.3.(c)   MAINTAIN LISTING.  Buyer shall take all such reasonable
     steps and actions that may be required to maintain the listing and posting for trading of its Class A Common Stock on NASDAQ.

     7.4. ESCROW AGREEMENT. At the Closing, Company, Fargo and Buyer shall execute and deliver an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit A attached hereto.

     7.5. EMPLOYMENT AGREEMENT. At the Closing, Shareholder, Fargo and Buyer shall execute and deliver an Employment Agreement in the form of Exhibit B hereto.

     7.6. NONCOMPETITION. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.5 hereof, Company and the Shareholder hereby covenant and agree that for a period of five years from the Closing Date, they will not, directly or indirectly:

               (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

               (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

               (iii) hire, offer to hire, or solicit for employment any Affected Employee or any person who, at any time during such five-year period, has been an employee of Buyer engaged in the Business, without the prior consent of Buyer, until such person has been separated from employment by the Buyer for at least 180 days; or

               (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

     provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to all of the United States and the Dominion of Canada, which is the geographic area in which Company has operated the Business at some time during the two years preceding the date of this Agreement. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or substantially all of the business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

     7.7. CONFIDENTIAL INFORMATION. Neither Company nor the Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer or consistent with the performance by Shareholder of his responsibilities under the Employment Agreement, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer and vendor lists and related information, all information concerning Company's processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Company. The foregoing provisions shall not apply to any information which is an "Excluded Asset" as defined in Section 1.2, or which relates solely to one or more Excluded Assets. In connection with the transactions contemplated by this Agreement, Buyer shall cooperate and assist Company and the Shareholder in the development and implementation of appropriate procedures to maintain the confidentiality, and avoid any disclosure, use or transfer, of third party confidential information in breach of confidentiality obligations of Company to third parties. If at any time after Closing Company or the Shareholder should discover that it is in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Company and the Shareholder severally agree that they will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Company hereby consents to Buyer's consultation with legal, accounting and other professional advisors to Company concerning advice rendered to Company prior to the Closing regarding the Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

     7.8. GENERAL RELEASE. At the Closing, the Shareholder shall deliver a general release to Buyer, in the form attached hereto as Exhibit C, releasing Company and the directors, officers, agents and employees of Company from all Liabilities to the Closing Date, except as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases.

     7.9. HSR ACT FILINGS. To the extent such filings have not been completed prior to the execution of this Agreement, each of Company and Buyer shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Such filings with the Federal Trade

Commission and the Antitrust Division shall be made promptly after the execution of this Agreement and the parties hereto mutually agree to request early termination of the review thereof. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the parties agree to consult with the other.

     7.10. INVENTORY PURCHASE AGREEMENT. At the Closing, Company and Buyer shall execute and deliver an Inventory Purchase Agreement (the "Inventory Purchase Agreement") in the form of Exhibit D attached hereto.

     7.11. REGISTRATION RIGHTS AGREEMENT. At the Closing, the Shareholder and Buyer shall execute and deliver a Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit E attached hereto.

     7.12. COOPERATION REGARDING FINANCIAL STATEMENTS. Company and Shareholder acknowledge that Buyer will be required to incorporate Company's audited June 30, 1997 Financial Statements into a filing on Form S-3 with the Commission and that Buyer intends to file such Form S-3 promptly following the execution of this Agreement. Company and Shareholder agree to cooperate with Buyer, Buyer's Accountant and BDO Seidman, LLP in connection with such filing and other SEC filings and reports, including without limitation, by providing such management letters, representations and certificates regarding the Company's Financial Statements as may be requested or required. Company and Shareholder acknowledge that Buyer has provided them with a reasonable opportunity to review the draft of such Form S-3 dated April 30, 1998, and Buyer agrees to provide Company and Shareholder with a reasonable opportunity to review any material modifications or additions to such Form S-3 prior to its filing with the SEC.

     7.13. USE OF COMPANY'S NAME. Following the Closing, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Minot Food Packers" or any other name confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

     7.14. SALES TAX MATTERS. Company, Shareholder and Buyer agree that Buyer shall be entitled to provide notice of the transactions contemplated by this Agreement to the New Jersey Division of Taxation (the "Division") in accordance with the requirements of N.J.S.A. 54:32B-22. Company, Shareholder and Buyer further agree that, should the Division notify Buyer that Buyer should withhold from the Purchase Price any amount of money as an escrow against any possible tax liability of Company or the Shareholder, Buyer shall be entitled to withhold such sum from the proceeds to be paid to or for the benefit of Company at the Closing, with the withheld sum to be held in a third party escrow until such time as Company shall deliver to Buyer an original certificate from the Division authorizing Buyer to release the escrowed sums to Company. Buyer shall be entitled to deliver the escrowed sum to the Division instead of to

Company to the extent that the Division provides written direction to Buyer to do so. Buyer shall notify the Division of the pending transactions contemplated by this Agreement within four business days after the execution of this Agreement.

     7.15. UNEMPLOYMENT COMPENSATION. Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's portion of the New Jersey unemployment compensation fund applicable to Affected Employees, to the extent Buyer elects to transfer and assume such amounts. In connection therewith, Company will execute such documents as Buyer may reasonably request in order to effectuate such transfer.

     7.16. ACCESS AND RECORDS RETENTION. Company and Buyer shall each permit authorized representatives of the other, at all reasonable times after the Closing, access to their offices, records and accounts which relate to Company prior to the Closing for the purpose of obtaining any information necessary or desirable for the preparation and filing of any tax returns or other reports to any governmental agency for any period or for any other purpose reasonably related to the rights or obligations of the parties under this Agreement. Company and Buyer shall each retain such records as the other may reasonably request, including those which shall be necessary to permit preparation and filing of federal and state tax returns, for reasonable periods (not less than those during which additional taxes may be assessed and collected) consistent with their record retention policies.

     7.17. CO-PACK AGREEMENT. Simultaneous with the execution of this Agreement, Buyer and Company shall enter into an agreement that will provide for the co-packing of certain quantities of Buyer's branded juice production for up to a three-year term (the "Co-Pack Agreement").

     7.18. ADJUSTMENT FOR TAX DIVIDENDS. Within 45 days following the Closing Date, Company's Accountants shall certify to Buyer and Company the amount of Company's taxable income for federal income tax purposes for the period commencing July 1, 1997, and ending on the date prior to the Closing Date (determined by a closing of Company's books as of such date and without regard to the transactions contemplated by this Agreement ("Pre-Sale Taxable Income")). Within 10 business days thereafter, either (a) Buyer shall pay to Company the excess, if any, of (i) an amount equal the Company's Pre-Sale Taxable Income multiplied by 39.6% over (ii) the aggregate amount of dividends distributed by Company to the Shareholder in the current fiscal year as contemplated by Sections 4.8(f) and 8.3(e) of this Agreement, or (b) the Company shall pay to Buyer the excess, if any, of (i) the aggregate amount of dividends distributed by Company to the Shareholder in the current fiscal year as contemplated by Sections 4.8(f) and 8.3(e) of this Agreement over (ii) an amount equal to the Company's Pre-Sale Taxable Income multiplied by 39.6%.

     7.19. COOPERATION IN LITIGATION. Each party agrees to fully cooperate with the other in the defense or prosection of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Company prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and, if applicable, of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. Further, Buyer and Fargo agree to fully cooperate in the defense or prosecution of any such litigation described in this Section 7.19 by allowing reasonable access to the records of Fargo acquired from Company, reasonable use of the copy machines of Fargo for copying documents related to such litigation, and reasonable access to and use of the time of its employees as witnesses at trial, court or any judicial, administrative or other proceeding, at the expense of the Shareholder to be billed by Fargo and paid by the Shareholder provided such expenses are reasonable.

     7.20. FINANCING.   Buyer will use all commercially reasonable efforts to
obtain the financing necessary to enable Buyer to pay the Purchase Price at the Closing as required by Section 3 as promptly as possible, as described below:

               (i) Buyer will file a Form S-3 registration statement with the SEC not later than one business day after the date hereof and use all commercially reasonable efforts as promptly as possible to register and publicly sell that number of shares of Northland Stock necessary to provide net proceeds to Buyer not less than the cash portion of the Purchase Price to be paid by Buyer (or deposited with the Escrow Agent) at the Closing pursuant to Section 3.2; provided, however, that Buyer shall not be required to sell such shares at an offer price of less than $10.00 per share; or

               (ii) If such public offering cannot be accomplished, Buyer will use all commercially reasonable efforts to provide the financing necessary to consummate the Closing by a private placement of Northland Stock, a debt financing or a combination of such transactions as promptly as possible. Buyer acknowledges that time is of the essence to complete the financing and consummate the Closing.

     7.21. OTHER ACTION.   Company, the Shareholder and Buyer shall use their
respective Reasonable Best Efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.


8.   FURTHER COVENANTS OF COMPANY AND THE SHAREHOLDER

     Company and the Shareholder covenant and agree as follows:

     8.1.  ACCESS TO INFORMATION AND RECORDS.  During the period prior to the
Closing:

          8.1.(a)   Company shall, and shall cause its officers, employees,
     agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Company as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Company that Company or its officers, employees, agents, independent accountants or advisors shall have in their custody, except documents pertaining to the representation of Company and Shareholder in connection with the transactions contemplated by this Agreement.

          8.1.(b)   With the prior consent of Company in each instance (which
     consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Company for the purpose of performing Buyer's due diligence investigation. Company shall have the right to have a representative of Company participate in any communication or meeting between Buyer (or its officers, employees, agents, independent accountants and advisors) and vendors, customers and others having business dealings with the Company.

     8.2. BANK ACCOUNTS. Not less than ten days prior to the Closing, Company shall provide to Buyer a list of each bank in which Company has an account or safe deposit box, the name and number of each such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

     8.3. CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

          8.3.(a)   NO CHANGES.  Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

          8.3.(b)   MAINTAIN ORGANIZATION.  Company will take such action as may be reasonably necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its Reasonable Best Efforts to preserve the business organization of Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Company.

          8.3.(c) NO BREACH. Company and the Shareholder will not do or omit any act, or permit any omission or act by any Affiliate, which may cause a material breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company and/or the

     Shareholder herein, or which would have required disclosure on Schedule
     4.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

          8.3.(d)   NO MATERIAL CONTRACTS.  No contract or commitment will be
     entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments and non-material modifications thereof, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed on Schedule 1.1(b) or the Schedules to
     Section 4.14 in the Disclosure Schedule had they been in existence on the date of this Agreement.

          8.3.(e)   NO CORPORATE CHANGES.  Company shall not amend its
     Certificate of Incorporation or By-laws or make any changes in authorized or issued capital stock. Company shall not declare, set aside or pay any dividend or any other distribution in respect of the capital stock of Company; redeem, purchase or otherwise acquire any stock of Company or any security relating thereto; or make any other payment to the Shareholder in his capacity as a shareholder; provided, however that Company shall be entitled to declare and pay one or more dividend distributions to the Shareholder on or before the Closing Date of an amount equal to Company's projected Pre-Sale Taxable Income multiplied by 39.6%, less the sum of all prior distributions to the Shareholder since July 1, 1997 with respect to Company's projected Pre-Sale Taxable Income. Company shall furnish Buyer with a schedule setting forth the determination of the amount of such distribution at least five days prior to the declaration thereof.

          8.3.(f)   MAINTENANCE OF INSURANCE.  Company shall maintain all of the insurance in effect as of the date hereof.

          8.3.(g)   MAINTENANCE OF PROPERTY.  Company shall use, operate,
     maintain and repair all property of Company in a normal business manner.

          8.3.(h)   INTERIM FINANCIALS.  Company will provide Buyer with interim monthly financial statements and other management reports promptly as and when they are available.

          8.3.(i)   NO NEGOTIATIONS.  Neither Company nor the Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any material part thereof or any equity securities of Company (an "Acquisition Proposal"), and Company and the Shareholder shall immediately advise Buyer of the receipt of any Acquisition Proposal.

     8.4. CHANGE OF CORPORATE NAME. Concurrently with the Closing, Company shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer and Fargo.

     8.5. CONSENTS. Company and the Shareholder will use their Reasonable Best Efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

     8.6. UNION CONTRACT NEGOTIATIONS. Company and Shareholder will use their Reasonable Best Efforts to obtain an extension or continuance from the UFCW and Teamsters Unions of the Union Contracts expiring May 14, 1998 upon terms and conditions not materially less favorable to the Company in the aggregate than the current Union Contracts. In the event that negotiations shall commence with respect to the Union Contracts, Company and Shareholder agree to consult on a regular and continuous basis with Buyer during such negotiations and to not agree to any increase in wages or benefits, including retirement benefits, without the prior written consent of Buyer.

     8.7. ESTOPPEL CERTIFICATES. Company and Shareholder shall use their Reasonable Best Efforts to obtain and deliver to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property, which estoppel certificate or status letter shall certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

     8.8. EMPLOYEE COVENANT AGREEMENTS To the extent such contracts are not terminated or otherwise amended prior to Closing, Company agrees to consent in writing to the employment by Buyer of each of the employees covered by the employee non-competition agreements described in Schedule 1.2(e) hereof and to waive the provisions therein barring employment by Buyer following a termination of their employment with Company.

     8.9. DISCLOSURE. Company and the Shareholder shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     9.1. REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Company and the Shareholder in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer; provided, however, that this
Section 9.1 shall not be a condition to Closing unless the failure to satisfy this condition would have a Material Adverse Effect on Buyer.

     9.2. COMPLIANCE WITH AGREEMENT. Company and the Shareholder shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.

     9.3. ABSENCE OF LITIGATION. No Litigation shall have been commenced or threatened by a party other than Buyer or an affiliate of Buyer, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, provided that the obligations of Buyer shall not be affected unless, upon the written advice of Buyer's counsel, based on a reasonable assessment of the consequence of such Litigation, it would be inadvisable for Buyer to proceed with the transactions contemplated by this Agreement; provided, however, that this Section 9.3 shall not be a condition to Closing unless the failure to satisfy this condition would have a Material Adverse Effect on Buyer.

     9.4. ACQUISITION OF BRIDGETON FREEZER. Simultaneous with the Closing, Company shall have assigned to Buyer the Bridgeton Freezer Purchase Contract providing for the purchase of all right, title and interest in the Bridgeton Freezer, free and clear of all liens and encumbrances, except for Permitted Real Property Liens, and Company shall have performed all its obligations and satisfied all conditions to the obligations of BFC under such contract other than the payment of the purchase price due at Closing under the contract. Upon payment by Buyer of the Bridgeton Freezer Purchase Price at the Closing, the Bridgeton Freezer shall be deemed part of the Purchased Assets and Owned Real Property for all purposes under this Agreement, including, without limitation, Sections 1.1(a), 4.12, 7.1 and 7.2.

     9.5. TITLE INSURANCE. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Effective Time, conforming to the specifications set forth in Section
7.1 hereof.

     9.6. HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods related to the HSR Act shall have expired.

     9.7. SECTION 1445 AFFIDAVIT. Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

     9.8. ISRA COMPLIANCE. Company and Shareholder shall have received from the Industrial Site Evaluation element or its successor ("Element") of the New Jersey Department of Environmental Protection and Energy or its successor ("NJDEPE"), and delivered to Buyer, on or before the Closing Date, either: (i) a non-applicability letter (or an opinion of Morgan, Lewis & Bockius LLP to the same effect, based on SIC Codes which Company advises are applicable to Company); (ii) a DE MINIMIS quantity exemption; or (iii) an unconditional approval of Company's negative declaration; or cleanup plan approval or an executed remediation agreement for which Company shall promptly apply pursuant to ISRA.

     9.9. INVESTOR REPRESENTATION LETTER. At or prior to Closing, the Shareholder shall deliver to Buyer an Investor Representation Letter (the "Investor Representation Letter") in substantially the form of Exhibit F attached hereto.

     9.10. TAX DIVISION NOTIFICATION. Buyer shall notify the Division of the pending transactions contemplated by this Agreement within four business days after the execution of this Agreement and at least 10 days shall have elapsed after the date on which Buyer notifies the Division of the pending transactions contemplated by this Agreement.

     9.11. FINANCING. Buyer shall have obtained the financing for the cash portion of the Purchase Price as described in Section 7.20 hereof.


10.  CONDITIONS PRECEDENT TO COMPANY'S AND THE SHAREHOLDER'S OBLIGATIONS

     Each and every obligation of Company and the Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     10.1. REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Buyer in this Agreement or in any instrument, list, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Company; provided, however, that this Section 10.1 shall not be a condition to Closing unless the failure to satisfy this condition would have a Material Adverse Effect on Buyer.

     10.2. COMPLIANCE WITH AGREEMENT. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 12.2.

     10.3. ABSENCE OF LITIGATION. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Company shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation Company will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

     10.4. HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods related to the HSR Act shall have expired.

     10.5. ACQUISITION OF BRIDGETON FREEZER. Simultaneous with the Closing and subject to compliance by Company with Section 9.4 hereof, Buyer shall (i) agree to assume the Bridgeton Freezer Purchase Contract, (ii) agree to purchase the Bridgeton Freezer pursuant to such contract, (iii) agree to pay the Bridgeton Freezer Purchase Price to BFC at the Closing and (iv) at the request of Company, agree to assume the Ocean Spray Freezer Storage Contract identified on Schedule 2.1(b)(i).


11.  INDEMNIFICATION

     11.1. BY COMPANY AND THE SHAREHOLDER. Subject to the terms and conditions of this Article 11, Company and the Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from

          (a) the inaccuracy or breach of any representation or warranty of Company or the Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material");

          (b) the breach of any covenant of Company or the Shareholder contained in this Agreement (regardless of whether such breach is deemed "material");

          (c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Company or any of its directors, officers, employees, the Shareholder or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

          (d) any Claim of or against Company, the Purchased Assets or the business of Company not specifically assumed by Buyer pursuant hereto.

As used in this Article 11, the term "Claim" shall include (i) all Liabilities;
(ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

     11.2. BY BUYER. Subject to the terms and conditions of this Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons, and the Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto; or (d) conduct of the Business by Buyer after the Closing.

     11.3. INDEMNIFICATION OF THIRD-PARTY CLAIMS. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

          11.3.(a) NOTICE AND DEFENSE. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith.
     Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          11.3.(b) FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

          11.3.(c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Article 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and
     (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     11.4. PAYMENT.

          11.4.(a) GENERAL. Except as provided in Section 11.4(b), the Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
     Article 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Except as provided in Section 11.4(b), upon judgment, determination, settlement or compromise of any third party Claim subject to indemnification hereunder, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party, if required by law, shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

          11.4.(b)  PAYMENT THROUGH ESCROW.  Notwithstanding the provisions of
     Section 11.4(a), Company and the Shareholder shall have indemnification liabilities under this Article 11 only to the extent of the Escrow Fund (as defined in the Escrow Agreement) and the sole recourse of Buyer shall be as a claim, in whole or in part, against the Escrow Fund (exclusive of any extension thereof past its regular term which occurs solely as a result of a Claim being made thereunder, other than with respect to such Claim), provided, however, that following the termination of the Escrow Fund, Company and Shareholder shall continue to have indemnification liabilities under this Article 11 for Claims for which the time period described in
     11.6 has not expired, but only to the extent of the amount of the Escrow Fund distributed to Company and/or Shareholder upon the termination thereof. If Company and/or the Shareholder is determined to owe a Claim amount pursuant to the procedures set forth in Section 11.4(a), then the amount due Buyer hereunder shall be satisfied or partially satisfied by the delivery to the Buyer pursuant to the Escrow Agreement of Northland Stock or of cash from the Escrow Fund, as determined pursuant to the Escrow Agreement, in the amount of the Claim to be so satisfied (or, if the amount of the Escrow Fund is less than the Claim amount, by delivery of the entire Escrow Fund), and the Claim shall be deemed paid and satisfied upon receipt by the Buyer of the proper amount. The limitation set forth in this
     Section 11.4(b) shall not be applicable with respect to the Excluded Liabilities, fraud or any intentional, bad faith misrepresentation of Company or the Shareholder.

          11.4.(c) VALUATION OF NORTHLAND STOCK. The per share value of Escrow Stock for this purpose shall be equal to the average closing price (last sale price, regular way) of Northland Stock on the Nasdaq exchange (or other principal exchange or market on which Northland Stock is then listed or traded) for the seven consecutive trading days immediately preceding a date determined as follows: (i) in the event Company or Shareholder is electing to utilize Northland Stock pursuant to Article 2 of the Escrow Agreement to satisfy a Claim, the date of Company's or the Shareholder's written notice to the Escrow Agent of such election, (ii) in the event Company or the Shareholder has failed to elect either to utilize cash or Northland Stock to satisfy a Claim and Buyer has elected to have Northland Stock to satisfy the Claim pursuant to Article 2 of the Escrow Agreement, the date of Buyer's written notice to the Escrow Agent of such election, or
     (iii) in the event of the disposition of the Escrow Fund pursuant to
     Article 4 of the Escrow Agreement and the retention of a portion of the Escrow Fund to satisfy pending Claims, November 30, 1999.

     11.5. INDEMNIFICATION FOR ENVIRONMENTAL MATTERS. Without limiting the generality of the foregoing, Company and the Shareholder, jointly and severally (hereinafter collectively referred to in this Section 11.5 jointly and severally as "Sellers"), agree to indemnify, reimburse, hold harmless and defend Buyer for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any Identified Releases to the extent provided in the Environmental Indemnity Agreement to be entered into pursuant to Section 2.2(f).

     11.6. LIMITATIONS ON INDEMNIFICATION. Except for fraud or any intentional, bad faith misrepresentation, as to which claims may be brought without limitation as to time or amount:

          11.6.(a) TIME LIMITATION. No claim or action shall be brought under this Article 11 for breach of a representation or warranty after November 30, 1999. Regardless of the foregoing, however, or any other provision of this Agreement:

               (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made in or pursuant to Sections 4.1, 4.2 and the first sentence of 4.12(a), and Company and the Shareholder hereby waive all applicable statutory limitation periods with respect thereto.

               (ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

               (iii) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 14 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

               (iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

               (v) There shall be no time limitation on Claims brought pursuant to Section 11.5 and the Environmental Indemnity Agreement and Company and the Shareholder waive all applicable statutory limitation periods with respect thereto.

          11.6.(b) AMOUNT LIMITATION. Except with respect to claims for breaches of representations or warranties contained in Sections 4.24 or 5.4, an Indemnified Party shall not be entitled to indemnification under this Article 11 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 11 (but for this Section 11.6.(b)) exceeds $400,000; and in such event, the Indemnifying Party shall be liable for indemnification only to the extent of the excess.

          11.6.(c) INSURANCE OFFSET. The obligation of an Indemnifying Party to indemnify any Claim under this Article 11 shall be reduced by any amounts actually and irrevocably recovered by the Indemnified Party with respect to such Claim or the underlying facts under insurance policies, (i) net of any increase that will occur, or is reasonably likely to occur, in insurance premiums payable by the Indemnified Party, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy, where the increase results directly from filing the insurance claim and (ii) less, dollar for dollar, the amount by which the insurance claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds the policy coverage limit; provided, however, that this subsection shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Nothing contained in this Section 11.6.(c) shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after the Closing, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation, except as otherwise expressly provided in this Agreement.

     11.7. NO WAIVER. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".


12.  CLOSING

     The closing of this transaction ("the Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP at 9:00 A.M. on a date no later than ten days following the date on which all of the conditions to the parties' obligations to close contained in Articles 9 and 10 hereof have been satisfied (or, if the last such condition is satisfied on or after June 15, 1998, within five business days thereafter) or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

     12.1. DOCUMENTS TO BE DELIVERED BY COMPANY AND THE SHAREHOLDER. At the Closing, Company and the Shareholder shall deliver to Buyer and Fargo the following documents, in each case duly executed or otherwise in proper form:

          12.1.(a) DEEDS, BILLS OF SALE. Bargain and Sale deeds (with covenants against grantor acts) to real estate and bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Fargo the Purchased Assets as contemplated hereby.

          12.1.(b) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company and the Shareholder in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and the Shareholder have performed and complied with all of Company's and the Shareholder's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          12.1.(c) OPINION OF COUNSEL. A written opinion of Morgan, Lewis & Bockius LLP, counsel to Company and the Shareholder, dated as of the Closing Date, addressed to Buyer and Fargo substantially in the form of Exhibit G hereto, and a reliance letter from such counsel authorizing Buyer's financing sources to rely on such opinion.

          12.1.(d) EMPLOYMENT AGREEMENT. The Employment Agreement referred to in Section 7.5, duly executed by the Shareholder.

          12.1.(e) INVENTORY PURCHASE CONTRACT. The Inventory Purchase Contract referred to in Section 7.10, duly executed by Company.

          12.1.(f) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement referred to in Section 7.11, duly executed by the Shareholder.

          12.1.(g) MORTGAGE AND SECURITY RELEASES. Releases of mortgages, liens and/or financing statements to the extent necessary to terminate any liens against, or security interests in, any of the Purchased Assets.

          12.1.(h) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors and the Shareholder of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          12.1.(i) ESCROW AGREEMENT; STOCK POWERS. The Escrow Agreement duly executed by Company Shareholder and the Escrow Agent in the form of Exhibit A hereto and stock powers executed in blank by Company for the certificate or certificates for the shares of Northland Stock to be delivered to Escrow Agent pursuant to Section 3.2(b) hereof.

          12.1.(j) CERTIFICATE OF INCORPORATION; BY-LAWS. A copy of the By-laws of Company certified by the secretary of Company, and a copy of the Certificate of Incorporation of Company certified by the Secretary of State of the state of New Jersey.

          12.1.(k) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

          12.1.(l) GENERAL RELEASE. The General Release referred to in Section 7.8, duly executed by the Shareholder.

          12.1.(m) BRIDGETON FREEZER PURCHASE CONTRACT. An assignment of the Bridgeton Freezer Purchase Contract to Buyer, together with the duly executed consent of BFC to such assignment, such certificates and other evidence of compliance by Company of its obligations under the Contract and satisfaction of the conditions to BFC's obligations thereunder satisfactory to Buyer's counsel, and the bargain and sale deeds, bills of sale and such other instruments of conveyance required to be delivered by BFC under the Bridgeton Freezer Purchase Contract at the closing of the transaction contemplated therein.

          12.1.(n) PLAN ASSUMPTION AGREEMENT. The Plan Assumption Agreement referred to in Section 6.2, duly executed by Company.

          12.1.(o) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     12.2. DOCUMENTS TO BE DELIVERED BY BUYER AND FARGO. At the Closing, Buyer and Fargo shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

          12.2.(a) CASH PURCHASE PRICE. To Company's lenders, a wire transfer as required by Section 3.2(a)(i) hereof, to Company a certified or bank cashier's check (or wire transfer) as required by Section 3.2.(c) hereof, and to the Escrow Agent, a certified or bank cashier's check (or wire transfer) as required by Section 3.2.(b) hereof, and to BFC, a certified or bank cashier's check (or wire transfer) as required by Section 3.2(a) hereof.

          12.2.(b) NORTHLAND STOCK. To Escrow Agent, a certificate or certificate for the number of shares of Northland Stock to be issued by Buyer as required by Section 3.2(b) hereof.

          12.2.(c) ASSUMPTION OF LIABILITIES. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company Liabilities as provided for in Article 2 and the assumption of the Ocean Spray Freezer Contract, if requested by Company.

          12.2.(d) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officers of Buyer and Fargo that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer and Fargo have performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          12.2.(e) OPINION OF COUNSEL. A written opinion of Foley & Lardner, counsel to Buyer and Fargo, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit H hereto.

          12.2.(f) CERTIFIED RESOLUTIONS. Certified copies of the resolutions of the Board of Directors of, Buyer and Fargo authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          12.2.(g) ESCROW AGREEMENT. The Escrow Agreement duly executed by Buyer, Fargo and the Escrow Agent in the form of Exhibit A hereto.

          12.2.(h) EMPLOYMENT AGREEMENT. The Employment Agreement referred to in Section 7.5, duly executed by Buyer and Fargo.

          12.2.(i) INVENTORY PURCHASE AGREEMENT. The Inventory Purchase Agreement referred to in Section 7.10, duly executed by Buyer.

          12.2.(j) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement described in Section 7.11, duly executed by Buyer.

          12.2.(k) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

          12.2.(l) PLAN ASSUMPTION AGREEMENT. The Plan Assumption Agreement described in Section 6.2, duly executed by Buyer and Fargo.

          12.2.(m) ASSIGNMENT AND ASSUMPTION OF AGREEMENT. An agreement for the assignment and assumption (but not novation) of Buyer's rights and obligations under this Agreement to Fargo, in accordance with Section 15.4 hereof, in form and substance reasonably acceptable to counsel for Company and Shareholder.

          12.2.(n) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.


13.  TERMINATION

     13.1. RIGHT OF TERMINATION WITHOUT BREACH. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

          13.1.(a) by mutual written agreement of Buyer, Company and the Shareholder, or

          13.1.(b) by either Buyer or Company if the Closing shall not have occurred on or before September 30, 1998, provided that Company and Shareholder may extend such date to December 31, 1998, by written notice to Buyer not later than September 20, 1998 provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

     13.2. TERMINATION FOR BREACH.

          13.2.(a) TERMINATION BY BUYER. If (i) there has been a material violation by Company of any of the agreements of Company in this Agreement which is continuing after five business days' prior notice which has not been waived in writing by Buyer, or (ii) Company shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

          13.2.(b) TERMINATION BY COMPANY. If (i) there has been a failure of satisfaction of a condition to the obligations of Company which has not been waived in writing by Buyer, or (ii) Buyer shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

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


          13.2.(c) EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Section 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Company and Shareholder acknowledge that the Business and Purchased Assets are of a special, unique and extraordinary character and damages are inadequate to compensate any breach of this Agreement. Accordingly, in the event Company shall have attempted to terminate this Agreement under this Article 13 or otherwise without valid grounds to do so, or shall have otherwise failed or refused to perform its covenants, agreements and obligations hereunder, then Buyer, at its sole election and in addition to any other remedy available to it, may seek a decree of specific performance requiring Company and Shareholder to fulfill their obligations under this Agreement and Company and Shareholder agree to waive any defense that an adequate remedy at law exists. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under
     Section 15.9 of this Agreement shall survive termination.


14.  RESOLUTION OF DISPUTES

     14.1. ARBITRATION. After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 14. This Article 14 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

          14.1.(a) Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 15.5. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Article.

          14.1.(b) No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same


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


     terms as the parties hereto. Without limiting the generality of the foregoing, no claim under Article 11 for the indemnification of a third-party claim shall be subject to arbitration under this Article 14 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 14 of the resolution of such claim.

          14.1.(c)  Without the express written consent of all parties, this
     Article 14 shall not apply where the amount in controversy, excluding attorney fees and expenses, exceeds $1,000,000.

     14.2. ARBITRATORS. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

     14.3. PROCEDURES; NO APPEAL. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

     14.4. AUTHORITY. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     14.5. ENTRY OF JUDGMENT. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer and the Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Chicago, Illinois, for the purpose of confirming any such award and entering judgment thereon.

     14.6. CONFIDENTIALITY. All proceedings under this Article 14, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

     14.7. CONTINUED PERFORMANCE. The fact that the dispute resolution procedures specified in this Article 14 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 11.4 hereof.

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

     14.8. TOLLING. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 14 are pending. The parties will take such action, if any, required to effectuate such tolling.

     14.9. ESCROW AGENT UNNECESSARY. The parties agree that the escrow agent under and as identified in the Escrow Agreement is not a necessary party to and shall not be joined in or made party to any arbitration proceeding commenced under this Article 14.


15.  MISCELLANEOUS

     15.1. DISCLOSURE SCHEDULE. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity.

     15.2. FURTHER ASSURANCE. From time to time, at any party's request and without further consideration, any other party will execute and deliver to such party such documents, instruments and consents and take such other action as such party may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of the parties hereunder and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

     15.3. DISCLOSURES AND ANNOUNCEMENTS. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission or Buyer's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NASDAQ, etc., or otherwise required by law; provided that Buyer shall consult with Company to the extent possible prior to any such submission or statements.

     15.4.  ASSIGNMENT; PARTIES IN INTEREST.

          15.4.(a) ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

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

          15.4.(b) PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     15.5. EQUITABLE RELIEF. Company and the Shareholder agree that any breach of the Company's obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach of any noncompetition obligation imposed by Section
7.6 hereof or by any agreement delivered to Buyer pursuant to Section 7.5 hereof, or any breach by Company or the Shareholder of its or their obligations imposed by Section 7.7 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 15.5 shall not be construed to limit Buyer's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

     15.6. LAW GOVERNING AGREEMENT. This Agreement shall be construed and interpreted according to the internal laws of the State of New Jersey, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Process and pleadings mailed to a party at the address provided in Section 15.8 shall be deemed properly served and accepted for all purposes.

     15.7. AMENDMENT AND MODIFICATION. Buyer, Company and the Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     15.8. NOTICE. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.
The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)  If to Buyer, to:

               Northland Cranberries, Inc.
               800 First Avenue South
               P.O. Box 8020
               Wisconsin Rapids, Wisconsin 54495-8020
               Attention:  John Swendrowski
               Facsimile:  (715) 422-6800


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

               (with a copy to)

               Jeffrey J. Jones
               Foley & Lardner
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin  53202-5367
               Facsimile:  (414) 297-4900

or to such other person or address as Buyer shall furnish to Company in writing.

          (b)  If to Company or the Shareholder, to:

               Michael A. Morello
               3161 Silverwood Lane
               Vineland, New Jersey 08361
               Facsimile: (609) 690-0751

               Minot Food Packers, Inc.
               Penn and Bank Streets
               Bridgeton, New Jersey 08302
               Attention:  Michael A. Morello
               Facsimile:  (609) 451-1133

               (with a copy to)

               John F. Bales, III, Esq.
               Morgan, Lewis & Bockius LLP
               2000 One Logan Square
               Philadelphia, Pennsylvania  19103-6093
               Facsimile:  (215) 963-5299

or to such other person or address as Company shall furnish to Buyer in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.




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

     15.9. EXPENSES. Except as provided in Section 15.9.(f), regardless of whether or not the transactions contemplated hereby are consummated:

          15.9.(a) EXPENSES TO BE PAID BY COMPANY. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

               (i) TRANSFER TAXES. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

               (ii) PROFESSIONAL FEES. All fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby, including the restatement of Company's June 30, 1997, audited financial statements, except to the extent provided in Section 15.9(b)(iii) and (v) below.

               (iii)APPRAISAL FEES. One-half of the fees and expenses for the appraisal of the Purchased Assets to be obtained pursuant to Section 3.3.

          15.9.(b) EXPENSES TO BE PAID BY BUYER. Buyer shall pay, and shall indemnify, defend and hold Company and Shareholder harmless from and against each of the following:

               (i) HSR FEES. All filing fees for the Hart-Scott-Rodino application filed pursuant to Section 7.9 hereof.

               (ii) ENVIRONMENTAL AUDIT. The fees and other expenses relating to the environmental audit performed pursuant to Section 7.3 hereof.

               (iii) TITLE INSURANCE PREMIUMS AND SURVEY FEES. All premiums for the issuance of the title insurance policies issued pursuant to
          Section 9.5 hereof, and the cost of surveys performed pursuant to
          Section 7.2.

               (iv)APPRAISAL FEES. One-half of the fees and expenses for the appraisal of the Purchased Assets to be obtained pursuant to Section 3.3.

               (v) CERTAIN ACCOUNTING FEES. Fees of BDO Seidman pertaining to the review of the financial statements described in Section 4.4 in connection with the proposed filings of such statements with the Commission.

          15.9.(c) OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.


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

          15.9.(d) COSTS OF LITIGATION. The parties agree (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in
     Section 14.4) that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

          15.9.(e)  BROKERAGE.  Except as to any broker or finder described on
     Schedule 4.24, who shall be paid by Company, and except as to any broker or finder described on Schedule 5.4, who shall be paid by Buyer, Company and Shareholder and Buyer have each represented and warranted to each other that there is no broker or finder involved or in any way connected with the transfer provided for herein on their behalf respectively and each agrees to hold the others harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

          15.9.(f) REIMBURSEMENT OF COMPANY EXPENSES. In the event that the Agreement is terminated pursuant to Section 13.1 hereof by reason of Buyer's failure or inability (despite all reasonable commercial efforts) to obtain the financing for the Purchase Price as described in Section 7.20, Buyer shall promptly reimburse Company for all expenses incurred by Company in connection with the transactions contemplated by this Agreement, up to a maximum total of $300,000.

     15.10. NO RECORDING. The parties agree that no party hereto shall record this Agreement.

     15.11. ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     15.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.13. HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     15.14. KNOWLEDGE. References in the Agreement to the "knowledge of Company" or similar language shall mean the actual knowledge of Michael A. Morello, Valerie J. Morello, Frederich Anton or David Deon.


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

     15.15. GLOSSARY OF TERMS. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

     "AFFECTED EMPLOYEES" - Section 6.1
     "AFFILIATE" - Section 1.1(l)
     "ASSUMED CONTRACTS" - Section 2.1.(b)
     "ASSUMED DEBT OBLIGATIONS" - Section 2.1.(f)
     "ASSUMED DEBT PREPAYMENT PENALTIES" - Section 2.2.(e)
     "ASSUMED EMPLOYEE PLANS/AGREEMENT - Section 4.16(a)
     "ASSUMED LIABILITIES" - Section 2.1
     "BFC" - Recitals
     "BRIDGETON FREEZER" - Recitals
     "BRIDGETON FREEZER PURCHASE CONTRACT" - Recitals
     "BRIDGETON FREEZER PURCHASE PRICE" - Recitals
     "BUYER'S ACCOUNTANTS" - Section 3.3.(c)
     "BUYER'S AFFILIATES" - Section 11.1
     "CERCLA" - Section 2.2.(g)
     "CLAIM" - Section 11.1
     "CLOSING" - Preamble to Article 12
     "CLOSING DATE" - Section 12
     "CODE" - Section 3.3
     "COMMISSION" - Section 5.6
     "COMPANY EMPLOYEES" - Section 4.16.(a)
     "COMPANY'S ACCOUNTANTS" - Section 3.3.(c)(ii)
     "CONTRACTS" - Section 1.1.(g)
     "CURRENT ASSETS: - Section 3.3(a)
     "DEBT OBLIGATIONS" - Section 2.2.(8)
     "DISCLOSURE SCHEDULE" - Article 15.1
     "EFFECTIVE TIME" - Section 3.3.(b)
     "EMPLOYMENT AGREEMENT" - Section 7.5
     "EMPLOYEE PLANS/AGREEMENTS" - Section 4.16.(a)
     "ENVIRONMENTAL INDEMNITY AGREEMENT" - Exhibit I
     "ENVIRONMENTAL LAWS" - Section 4.11.(c)
     "ERISA" - Section 4.16.(a)
     "ESCROW AGREEMENT" - Section 7.4
     "ESTIMATED CLOSING BALANCE SHEET" - Section 3.3.(b)
     "EXCLUDED ASSETS" - Section 1.2
     "FACILITIES" - Recitals
     "FARGO" - Recitals
     "FINAL CLOSING BALANCE SHEET" - Section 3.3.(c)(iii)
     "GOVERNMENT ENTITIES" - Section 2.2.(m)
     "HAZARDOUS SUBSTANCES" - Section 2.2.(g)
     "HSR ACT" - Section 4.3
     "IRS" - Section 3.3


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

     "INDEMNIFIED PARTY" - Section 11.3.(a)
     "INDEMNIFYING PARTY" - Section 11.3.(a)
     "INVENTORY" - Section 1.1.(d)
     "INVENTORY PURCHASE AGREEMENT" - Section 7.10
     "INVESTOR REPRESENTATION LETTER" - Section 9.9
     "LAWS" - Section 4.11(a)
     "LEASED REAL PROPERTY" - Section 1.1.(b)
     "LIABILITY" - Section 2.1
     "LIEN" - Section 4.12.(a)
     "LITIGATION" - Section 2.2.(h)
     "MATERIAL ADVERSE EFFECT" - Section 4.1(c)
     "ORDERS" - Section 4.11(a)
     "OWNED REAL PROPERTY" - Section 1.1.(a)
     "PBGC" - Section 4.16.(b)(ii)
     "PERMITTED REAL PROPERTY LIENS" - Section 4.12.(a)
     "PERSONAL PROPERTY LEASES" - Section 1.1.(e)
     "PRE-SALE TAXABLE INCOME" - Section 7.18
     "PRODUCTS" - Section 4.20
     "PURCHASED ASSETS" - Section 1.1
     "PURCHASE PRICE" - Section 3.1
     "REAL PROPERTY" - Section 4.12.(c)
     "REAL PROPERTY LEASES" - Section 1.1.(b)
     "REASONABLE BEST EFFORTS" - Section 1.1(g)
     "RECENT BALANCE SHEET" - Section 4.4
     "REGISTRATION RIGHTS AGREEMENT" - Section 7.11
     "SETTLEMENT DATE" - Section 3.2.(e)
     "TRADE RIGHTS" - Section 1.1.(f)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.


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

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                    NORTHLAND CRANBERRIES, INC.


                    By:
                       ------------------------------------
                          John Swendrowski
                          Chairman and CEO

                    MINOT FOOD PACKERS, INC.


                    By:
                       -----------------------------------
                          Michael A. Morello
                          President


                    --------------------------------------
                    Michael A. Morello




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